Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SWIFTMERGE ACQUISITION CORP.,

SWIFTMERGE HOLDCO LLC,

SWIFTMERGE MERGER SUB LLC

and

ALEANNA ENERGY, LLC

Dated as of June 4, 2024

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBITS:

Exhibit A:	Form of Surviving PubCo Certificate of Incorporation
Exhibit B:	Form of Surviving PubCo Bylaws
Exhibit C:	Form of Investor Letter Agreement
Exhibit D:	Form of Tax Receivable Agreement
Exhibit E:	A&R Sponsor Letter Agreement
Exhibit F:	Form of Certificate of Merger
Exhibit G:	Form of A&R Surviving Company LLC Agreement
Exhibit H:	Form of A&R HoldCo LLC Agreement

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AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 4, 2024 (the “Execution Date”), by and among Swiftmerge Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Swiftmerge HoldCo LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (“HoldCo”), Swiftmerge Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of HoldCo (“Merger Sub”, and together with SPAC and HoldCo, individually, a “SPAC Party” and collectively, the “SPAC Parties”), and AleAnna Energy, LLC, a Delaware limited liability company (the “Company”). Initially capitalized terms used herein and not otherwise defined have the meaning set forth in Article I.

WHEREAS, SPAC is a blank check company incorporated in the Cayman Islands as an exempted company on February 3, 2021 and formed to acquire one or more operating businesses through a Business Combination (as defined in the SPAC Articles of Association (as defined below));

WHEREAS, SPAC formed HoldCo, and HoldCo formed Merger Sub, for the sole purposes of effecting a merger of Merger Sub with and into an operating business as part of a Business Combination;

WHEREAS, as a condition to the consummation of the Transactions (as defined below) and in accordance with the terms hereof, SPAC shall provide an opportunity to its shareholders to have their SPAC Class A Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the SPAC Articles of Association (as defined below) (the “BCA Redemption Offer”);

WHEREAS, immediately prior to the Closing and after the completion of the BCA Redemption Offer, on the Closing Date, SPAC will domesticate as a Delaware corporation (“Surviving PubCo”) upon the terms and subject to the conditions in this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”) and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, concurrently with and as part of the Domestication, SPAC will file a certificate of incorporation (the “Surviving PubCo Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws (the “Surviving PubCo Bylaws”), in each case, in the form set forth on Exhibit A and Exhibit B, which provide, among other things, that Surviving PubCo will have three classes of common stock: Surviving PubCo Class A Common Stock, Surviving PubCo Class B Common Stock and Surviving PubCo Class C Common Stock (each, as defined below);

WHEREAS, subject to the terms and conditions hereof and in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and DGCL, the parties will complete a business combination transaction pursuant to which (a) following the Domestication and immediately prior to the Closing, SPAC shall make a contribution to HoldCo as described herein, and (b) Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of HoldCo (the “Merger”);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has (a) determined that this Agreement, the Domestication, the Merger and the Transactions are fair to and in the best interests of SPAC and its shareholders, (b) approved and adopted this Agreement, the Domestication, the Merger and the Transactions and declared their advisability, and (c) recommended that the shareholders of SPAC approve and adopt this Agreement, the Merger and the Transactions and the other SPAC Proposals in the manner contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that this Agreement, the Merger and the Transactions are fair to and in the best interests of the Company and the Company Members, (b) approved and adopted this Agreement, the Merger and the Transactions and declared their advisability, and (c) recommended that the Company Members approve and adopt this Agreement, the Merger and the Transactions in the manner contemplated by this Agreement;

WHEREAS, the members of each of HoldCo and Merger Sub have approved and adopted this Agreement, the Merger and the Transactions and declared their advisability;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, its officers and directors, Swiftmerge Holdings, LP (“Sponsor”), and the Company have entered into the A&R Sponsor Letter Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Anchor Investors, the NRA Parties and the Company have entered into certain letter agreements in substantially the form set forth on Exhibit C (collectively, the “Investor Letter Agreements”);

WHEREAS, in connection with the Closing, SPAC, HoldCo and certain of the Company Members shall enter into the Tax Receivable Agreement substantially in the form attached hereto as Exhibit D (the “Tax Receivable Agreement”); and

WHEREAS, in connection with the Closing, SPAC, Sponsor and certain other parties shall enter into an Amended and Restated Registration Rights Agreement mutually acceptable to SPAC, Sponsor and the Company (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement.

“A&R HoldCo LLC Agreement” is defined in Section 4.04(b)(iii).

“A&R Sponsor Letter Agreement” means that certain amended and restated letter agreement by and among SPAC, the Sponsor Related Parties and the Company, dated as of the Execution Date and in substantially the form set forth on Exhibit E, pursuant to which, among other things, each of SPAC and the Sponsor Related Parties shall (a) vote their SPAC Ordinary Shares in favor of this Agreement, the Merger, the Transactions and the SPAC Proposals, (b) take all other actions necessary to consummate the Transactions, (c) not transfer their SPAC Ordinary Shares prior to the Closing, (d) agree to certain lock-up provisions with respect to their shares of Surviving PubCo Class A Common Stock for twelve (12) months following the Closing, (e) with respect to each Sponsor Related Party, waive and not otherwise perfect any anti-dilution or similar protection with respect to any SPAC Ordinary Shares beneficially owned by such Sponsor Related Party, (f) waive any and all Redemption Rights in connection with the Transactions, (g) with respect to Sponsor, assume liability and responsibility for any SPAC Liabilities and (h) effective immediately prior to the Domestication and conditioned upon the Closing, surrender all SPAC Ordinary Shares and SPAC Private Warrants held by the Sponsor Related Parties other than an aggregate of 763,988 SPAC Class A Ordinary Shares to be retained by the Sponsor Related Parties.

“A&R Surviving Company LLC Agreement” is defined in Section 3.05.

“Action” is defined in Section 5.09.

“affiliate” means, with respect to any specified person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Affiliate Loan” is defined in Section 6.03(i).

“Aggregate Company Common Unit Share Consideration” means (a) the Merger Consideration, minus (b) the Aggregate Company Preferred Unit Share Consideration.

“Aggregate Company Preferred Unit Share Consideration” means that number of shares of either (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock) equal to (x) the Preferred Settlement Amount, divided by (y) $10.00.

“Agreement” is defined in the Preamble.

“Alternative Transaction” is defined in Section 8.04.

“Anchor Investors” means the parties set forth on Section 1.01(a) of the SPAC Disclosure Schedule.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (v) Italian Legislative Decree 231/2001, (vi) Articles 318 and 319 of the Italian Criminal Code, (vii) Article 2635 of the Italian Civil Code, (viii) Law 190/2012 and (ix) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Approved Exchange” means the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market.

“Available Cash” shall equal, as of the Closing, the amount equal to the sum of (i) the amount of funds contained in the Trust Account (net of the SPAC Shareholder BCA Redemption Amount), plus (ii) any cash held by SPAC in any working capital or similar account, plus (iii) the net amount of proceeds actually received by SPAC pursuant to each Equity Financing.

“BCA Redemption Offer” is defined in the Recitals.

“Blue Sky Laws” is defined in Section 5.05(b).

“BofA” means BofA Securities, Inc., as representative of the underwriters.

“Business Combination” has the meaning ascribed to such term in the SPAC Articles of Association.

“Business Combination Proposal” is defined in definition of “SPAC Proposals.”

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Dallas, Texas; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Certificate of Domestication” is defined in Section 2.02.

“Certificate of Merger” is defined in Section 3.02(a).

“Claims” is defined in Section 7.03.

“Class 1 Payout” has the respective meaning set forth in the Company LLC Agreement.

“Class 1 Preferred Units” has the respective meaning set forth in the Company LLC Agreement.

“Closing” is defined in Section 3.04.

“Closing Company Financial Statements” is defined in Section 8.01(a).

“Closing Date” is defined in Section 3.04.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Exchange Ratio” means (a) the Aggregate Company Common Unit Share Consideration; divided by (b) the aggregate number of Company Common Units outstanding as of immediately prior to the Effective Time.

“Company” is defined in the Preamble.

“Company Board” is defined in the Recitals.

“Company Common Units” means the common units issued by the Company.

“Company Disclosure Schedule” is defined in Article V.

“Company Independent Petroleum Engineers” is defined in Section 5.20(a).

“Company Independent Reserve Report Letter” is defined in Section 5.20(a).

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 3, 2010, as amended by that certain First Amendment thereto, dated as of October 5, 2011, that certain Second Amendment, effective as of October 7, 2019 and that certain Third Amendment, effective as of May 7, 2024.

“Company Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect that, individually or in the aggregate with all other effects, would or would reasonably be expected to (a) have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, or operations of the Company and the Company Subsidiaries taken as a whole, or (b) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn or changes in general economic conditions, including general conditions in the financial markets, credit markets, currency markets or capital markets, including (1) changes in interest rates or credit ratings; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) changes in commodity prices, conditions affecting Environmental Attribute prices and the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids, carbon dioxide, methane, nitrous oxide, fluorinated and other “greenhouse” gases and other commodities; (vi) any anti-dumping actions, international tariffs, Sanctions, trade policies or disputes or any “trade war” or similar actions (including in connection with any dispute involving the Russian Federation and Ukraine); (vii) changes in condition or developments generally applicable to the oil and gas industry in the United States or Europe or any area or areas in which the Company or the Company Subsidiaries operate; (viii) any reclassification or recalculation of oil and gas reserves of the Company or the Company Subsidiaries; (ix) any actions taken or not taken by the Company or the Company Subsidiaries, as required by this Agreement or any Transaction Document; (x) any result, occurrence, fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (xi) any result, occurrence, fact, event, circumstance, change or effect attributable to any matter set forth on Section 1.01(a) of the Company Disclosure Schedule or otherwise disclosed on the Company Disclosure Schedule, (xii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (xii) shall not prevent a determination that any result, occurrence, fact, event, circumstance, change or effect underlying such failure has resulted in a Company Material Adverse Effect; or (xiii) or any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented in writing, except in the cases of clauses (i) through (vi), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants of similar size in the industries and geographic areas in which the Company and the Company Subsidiaries operate.

“Company Members” means, as of a particular date, the equityholders of the Company as of such date.

“Company-Owned Registered IP” is defined in Section 5.13(a).

“Company Permits” is defined in Section 5.06(a).

“Company Preferred Units” means the Class 1 Preferred Units issued by the Company.

“Company Requisite Approval” is defined in Section 9.01(e).

“Company Subsidiary” means each direct and indirect subsidiary (of any tier) of the Company.

“Company Transaction Expenses” means as of the Effective Time, and without duplication, all fees and expenses incurred, paid or payable by the Company, the Company Subsidiaries, the Company Members or any of their affiliates or on their behalf in connection with, or otherwise related to, the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of this Agreement, the Transaction Documents, the Transactions and the performance and compliance with all agreements and conditions contained herein, including (without limitation): (a) the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, (b) any transaction, retention, change in control or similar bonuses, severance payments or other service provider-related payments payable by the Company Members, the Company or any Company Subsidiary as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the Transactions contemplated hereby; (c) transfer Taxes incurred, paid or payable by the Company Members, the Company or any Company Subsidiary; (d) any and all fees incurred in connection with efforts to comply with the listing standards of an Approved Exchange at Closing, including but not limited to, “round-lot” holder requirements, total shareholder requirements, “public float” requirements and any additional requirements of an Approved Exchange required for listing; (e) any and all filing fees payable to Governmental Authorities or other third parties in connection with the Transactions; and (f) any premiums, commissions, Taxes or other expenses arising in connection with obtaining D&O Insurance covering the directors and officers of Surviving PubCo following the Closing.

“Company Units” means the limited liability company interests of the Company, comprised of Company Common Units and Company Preferred Units.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company or the Company Subsidiaries that is not already generally available to the public, including information of third parties that the Company or the Company Subsidiaries are bound to keep confidential.

“Continental” means Continental Stock Transfer & Trust Company.

“Continuing Partnership” is defined in Section 8.12(a)(ii).

“Contracting Parties” is defined in Section 11.11.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“D&O Insurance” is defined in Section 8.06(c).

“Defensible Title” means the Company’s or one or more Company Subsidiaries’, as applicable, title (as of the Execution Date and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (a) entitles the Company (or one or more Company Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Independent Reserve Report Letter of all Hydrocarbons produced from or allocated to such Oil and Gas Properties throughout the life of such Oil and Gas Properties, except, in each case, for any decreases (i) in connection with those operations in which the Company or any of its Subsidiaries may elect after the Execution Date to be a non-consenting co-owner, (ii) resulting from the establishment or amendment of pools or units after the Execution Date or (iii) required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries, and (b) is free and clear of all Liens (other than Permitted Liens).

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees in connection with the IPO payable to the underwriters upon consummation of a Business Combination pursuant to the Underwriting Agreement, dated as of December 14, 2021, by and among SPAC and BofA.

“DGCL” is defined in the Recitals.

“Director Election Proposal” is defined in definition of “SPAC Proposals.”

“DLLCA” is defined in the Recitals.

“Domestication” is defined in the Recitals.

“Domestication Effective Time” is defined in Section 2.02.

“Domestication Proposal” is defined in definition of “SPAC Proposals.”

“Effective Time” is defined in Section 3.04.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, any retirement or deferred compensation plan, incentive compensation plan, bonus, stock option, stock purchase, restricted stock, other equity-based compensation plan (including partnership interests), agreement, program or arrangement, performance award, incentive, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, bonus or benefit, unemployment compensation, consulting, fringe benefit, sick pay, insurance or hospitalization, flexible benefit, cafeteria, dependent care and vacation plans, agreements (including employment and consulting agreements), programs or arrangements or any other employee benefit plans, agreements, programs or arrangements, whether written or unwritten, (a) that the Company or any Company Subsidiary sponsors or maintains, or to which the Company or any Company Subsidiary contributes or has an obligation to contribute for the benefit of any current or former employee, director, consultant, independent contractor or agent of the Company or any Company Subsidiary, or (b) with respect to which the Company or any Company Subsidiary has or may have any liability, whether direct, indirect or contingent, including liability with respect to employees living and working outside the United States.

“Employment Agreements” is defined in Section 8.05(a).

“Environmental Attributes” means any and all existing and future legal and beneficial environmental rights or entitlements that are capable of being measured, verified, calculated or commoditized, including environmental credits, benefits, reductions, Tax credits, certificates, offsets, or allowances attributable to or arising out of the operations of the Company or any of its subsidiaries, whether generated, created, or issued under a private program or under a legislative, regulatory, governmental or quasi-governmental program or scheme of any kind. “Environmental Attributes” include: (a) any Governmental Authority or private cash payment, tradable instrument or similar right, grant or license relating to the production of renewable fuel or electric energy, avoidance of emission of any gas, chemical or other substance to the air, soil, or water, or sequestration of carbon dioxide; (b) renewable energy credits or renewable energy certificates; (c) carbon reduction credits, offsets, or allowances; (d) credits under the California Low Carbon Fuel Standard or similar low carbon fuel program of any jurisdiction or voluntary crediting organization; and (e) renewable identification numbers issued pursuant to the federal Renewable Fuels Standard.

“Environmental Laws” means any applicable Laws, including applicable Italian environmental law, relating to: (a) Releases or threatened Releases of, or exposure of any person to Hazardous Substances; (b) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety (to the extent related to exposure to Hazardous Substances).

“Equitable Adjustment” is defined in Section 3.07.

“Equity Financing” means any private placement offering of equity securities of Surviving Pubco and any private placement of equity securities of SPAC, on terms mutually acceptable to SPAC and the Company, completed at or prior to the Closing to raise proceeds in connection with the Transactions (excluding, for the avoidance of doubt, any working capital loans).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” is defined in Section 5.05(b).

“Execution Date” is defined in the Preamble.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Financial Statements” is defined in Section 5.07(a).

“Fraud” means, with respect to a party to this Agreement, an intentional fraud (with scienter) with respect to the making of the representations and warranties pursuant to Article V or Article VI (as applicable). For the avoidance of doubt, the definition of Fraud in this Agreement does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence.

“GAAP” is defined in Section 5.07(a).

“Governmental Authority” is defined in Section 5.05(b).

“Hazardous Substance(s)” means (a) those substances, chemicals or materials regulated under Environmental Laws, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, urea formaldehyde foam, polychlorinated biphenyls, and radioactive materials, and (d) hazardous or toxic substances, chemicals or materials regulated under the Legislative Decree n.152 of April 3, 2006 on “Norms on the Environment matter.”

“HoldCo” is defined in the Preamble.

“HoldCo Holder Redemption Right” means, following the Closing, the right of a holder of HoldCo Units (other than the SPAC) to cause HoldCo to redeem one or more of such HoldCo Units for shares of Surviving PubCo Class A Common Stock on a one-for-one basis (subject to adjustment in certain cases), together with the cancellation of the related shares of Surviving PubCo Class C Common Stock, as set forth in the A&R HoldCo LLC Agreement and the Surviving PubCo Certificate of Incorporation.

“HoldCo Interests” means 100% of the issued and outstanding limited liability company interests of HoldCo as of immediately prior to Closing (before giving effect to the A&R HoldCo LLC Agreement).

“HoldCo Units” means the common units of HoldCo, on and after the Closing (after giving effect to the A&R HoldCo LLC Agreement).

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all minerals, products and substances extracted, separated, processed and produced therefrom or therewith.

“Indebtedness” means, with respect to any person, (a) all indebtedness for borrowed money, including accrued interest, (b) capitalized lease obligations under GAAP, (c) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) obligations evidenced by bonds, debentures, notes and similar instruments, interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (e) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” and “seller notes” and (f) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (f) all Indebtedness of another person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally, by such person.

“Insurance Policies” is defined in Section 5.17.

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all registrations, reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, designs, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and rights in Software, databases, technology, proprietary processes, formulae, algorithms, models, and methodologies, (e) internet domain names and social media accounts, and (f) all other intellectual property or proprietary rights of any kind or description existing anywhere in the world.

“Intended Tax Treatment” is defined in Section 8.12(a).

“Interested Party Transaction” is defined in Section 5.19.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final Prospectus of SPAC, filed with the SEC on December 14, 2021 (File Nos. 333-254633).

“Italian Subsidiaries” means (a) AleAnna Italia S.p.A., a Società per Azioni organized under the laws of Italy, registered with the Companies’ Register (Registro delle Imprese) of Basilicata under number 10708691000 and (b) AleAnna Renewable Energy S.r.l., a società a responsabilità limitata organized under the laws of Italy, registered with the Companies’ Register (Registro delle Imprese) of Basilicata under number 17067251003.

“Investor Letter Agreements” is defined in the Recitals.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of Marco Brun, William (Bill) Dirks and Tristan G. Yopp after reasonable inquiry, and, in the case of SPAC, the actual knowledge of George Jones, John Bremner, Christopher J. Munyan and Aston Loch after reasonable inquiry.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including any of the foregoing applicable in Italy or the United States of America or any of their respective political subdivisions.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created (a) under applicable securities laws, (b) at the request of the SPAC Parties and (c) under the Transaction Documents).

“Material Contracts” is defined in Section 5.16(a).

“Merger” is defined in the Recitals.

“Merger Consideration” means 65,098,476 shares of either or a combination of (a) Surviving PubCo Class A Common Stock or (b) Surviving PubCo Class C Common Stock (with one HoldCo Unit to accompany each share of Surviving PubCo Class C Common Stock).

“Merger Sub” is defined in the Preamble.

“Merger Sub Interests” means 100% of the issued and outstanding limited liability company interests of Merger Sub as of immediately prior to Closing.

“Nasdaq” means the Nasdaq Capital Market.

“Non-Disclosure Agreement” means that certain Mutual Confidentiality Agreement, dated as of March 25, 2024, by and between SPAC and the Company.

“Nonparty Affiliates” is defined in Section 11.11.

“Notice Date” is defined in Section 4.02(a).

“NRA Parties” means the parties set forth on Section 1.01(b) of the SPAC Disclosure Schedule.

“Oil and Gas Contract” means any Hydrocarbon production sharing contract, lease or license or other similar agreement or right binding on the Company or any of the Company Subsidiaries to explore for, develop, use, produce, sever, process and operate any Hydrocarbons, whether onshore or offshore, and associated fixtures or structures for a specified period of time, including any material farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement, any material Hydrocarbons production, sales, marketing, gathering, treating, transportation, exchange and processing contract and agreement, or any other contract held for exploration or production of any Hydrocarbons, or the disposition of any Hydrocarbons produced therefrom, in each case to which the Company or any of the Company Subsidiaries is a party.

“Oil and Gas Leases” means all leases, subleases, applications for permits, applications for concessions, permits, concessions, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a person leases, subleases, grants, transfers, conveys, assigns, approvers, permits, licenses, or otherwise acquires or obtains rights to investigate, explore, prospect, drill and produce Hydrocarbons, whether onshore or offshore, including casinghead gas, casinghead gasoline, gas-condensate and other minerals from real property interests.

“Oil and Gas Properties” means (a) all direct and indirect interests in and rights with respect to Hydrocarbon, mineral, water, or storage of such said interests and similar properties of any kind and nature, whether onshore or offshore, including all Oil and Gas Leases and interests in lands covered thereby or included in Oil and Gas Units with which the Oil and Gas Leases may have been pooled, communitized or unitized, working, leasehold and mineral interests and estates and operating rights and Production Burdens and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds and, in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions; and (b) all Wells located on or producing from or injecting on any of the Oil and Gas Leases, Oil and Gas Units or mineral interests and the rights to all Hydrocarbons and other minerals produced therefrom (including the proceeds thereof).

“Oil and Gas Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a person, including any amendments thereto.

“Other Organizational Document Proposal” is defined in definition of “SPAC Proposals.”

“Other SPAC Shareholder Approval” means the approval of the Other Organizational Document Proposal by ordinary resolutions, being a resolution passed by a simple majority of the members of SPAC as, being entitled to do so, vote in person or by proxy at the SPAC Shareholders’ Meeting (or any adjournment thereof), in accordance with the Organizational Documents of SPAC and applicable Law.

“Outside Date” is defined in Section 10.01(b).

“party” or “parties” means, individually or collectively, SPAC, HoldCo, Merger Sub and the Company.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith through appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP and which are listed in Section 1.01(b) of the Company Disclosure Schedule or SPAC Disclosure Schedule, as applicable, (d) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities, (e) non-exclusive licenses (or sublicenses) of Company-Owned Registered IP granted in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Financial Statements, (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, (i) to the extent not applicable to the Transactions contemplated by this Agreement or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Material Contracts that have been made available to SPAC prior to the date hereof and would not be reasonably expected to materially affect the value, use or operation of the property encumbered thereby, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, shareholders agreements, consents, and other similar agreements and documents; (j) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Independent Reserve Report Letter; (k) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Material Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Lien (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to materially affect the value, use or operation of the property encumbered thereby; (l) any Liens discharged at or prior to the Effective Time; and (m) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights of way, covenants, restrictions and other similar matters that (i) would be accepted by a reasonably prudent purchaser of oil and gas interests in the geographic area where such oil and gas interests are located, (ii) would not, individually or in the aggregate, reduce the net revenue interest share of the Company and the Company Subsidiaries in any Oil and Gas Lease below the net revenue interest share shown in the Company Independent Reserve Report Letter with respect to such Oil and Gas Lease or increase the working interest of the Company and the Company Subsidiaries (without at least a proportionate increase in net revenue interest) in any Oil and Gas Lease above the working interest shown on the Company Independent Reserve Report Letter with respect to such Oil and Gas Lease and (iii) would not be reasonably expected to materially affect the value, use or operation of the property encumbered thereby.

“person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Preferred Exchange Ratio” means (a) the Aggregate Company Preferred Unit Share Consideration divided by (b) the aggregate number of Company Preferred Units outstanding as of immediately prior to the Effective Time, and as further adjusted pursuant to Section 3.07, if applicable.

“Preferred Settlement Amount” means the aggregate Class 1 Payout owed to the holders of Company Preferred Units in connection with the Transactions contemplated hereunder pursuant to the Company LLC Agreement.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments (volumetric or otherwise), net profit interests, carried interests, non-participating royalty interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Proxy Statement” is defined in Section 8.01(b).

“Qualifying Termination Event” is defined Section 10.02.

“Redemption Rights” means the redemption rights provided for in Article 49 of the SPAC Articles of Association.

“Registered Intellectual Property” means (a) utility models, supplementary protection certificates, patents and applications for any of the foregoing, (b) registered trademarks, service marks, designs, trade names, logos, trade dress, and slogans and applications to register any of the foregoing, (c) registered copyrights and applications for copyright registrations, and (d) domain name registrations.

“Registration Rights Agreement” is defined in the Recitals.

“Registration Statement” is defined in Section 8.01(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of any Hazardous Substances into or through the environment.

“Remedies Exceptions” is defined in Section 5.04.

“Representatives” is defined in Section 8.03(a).

“Required Organizational Document Proposal” is defined in definition of “SPAC Proposals.”

“Required SPAC Proposals” means, collectively, the SPAC Proposals, except for the Other Organizational Document Proposal.

“Required SPAC Shareholder Approval” means (a) the approval of the Domestication Proposal, and the Required Organizational Document Proposal by special resolutions, being a resolution passed by the holders of at least two-thirds of the SPAC Ordinary Shares present in person or by proxy at the SPAC Shareholders’ Meeting (or any adjournment thereof), in accordance with the Organizational Documents of SPAC and applicable Law, and (b) the approval of the Business Combination Proposal, the Share Issuance Proposal, and the Director Election Proposal by ordinary resolutions, being a resolution passed by the holders of at least a simple majority of the SPAC Ordinary Shares as, being entitled to do so, vote in person or by proxy at the SPAC Shareholders’ Meeting (or any adjournment thereof), in accordance with the Organizational Documents of SPAC and applicable Law.

“Rights-of-Way” is defined in Section 5.12(c).

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, located in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Russia, Syria, and the Crimea, so-called Donetsk People’s Republic (DNR), and so-called Luhansk People’s Republic (LNR) regions of Ukraine), or (c) majority-owned or controlled by any combination of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control) and the Italian Republic or (b) any other similar Governmental Authority and Italian Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SEC” is defined in Section 6.07(a).

“Share Issuance Proposal” is defined in definition of “SPAC Proposals.”

“Securities Act” is defined in Section 5.05(b).

“Software” means all computer software (including smartphone or tablet applications, HTML code, and firmware and other software embedded in hardware devices), systems and databases, firmware, data files, object codes and source codes, development tools, user interfaces, websites, manuals and all versions thereof and other software specifications and all documentation related to any of the foregoing.

“SPAC” is defined in the Preamble.

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association of SPAC adopted by special resolution on December 14, 2021, as amended by those certain amendments to the Amended and Restated Memorandum and Articles of Association of SPAC, as adopted by special resolution on June 15, 2023, as amended by those certain amendments to the Amended and Restated Memorandum and Articles of Association of SPAC, adopted by special resolution on March 15, 2024.

“SPAC Board” is defined in the Recitals.

“SPAC Board Change in Recommendation” is defined in Section 8.02(b).

“SPAC Board Recommendation” is defined in Section 8.02(a).

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Intervening Event” means any result, occurrence, fact, event, circumstance, change or effect that (a) has a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (b) was not known or reasonably foreseeable to the SPAC Board as of the date hereof and that becomes known to the SPAC Board after the date hereof and prior to the receipt of the SPAC Shareholder Approval and (c) that does not relate to (i) an Alternative Transaction or (ii) any required clearance of the Transactions by a Governmental Authority or any other applicable Laws, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 8.02; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Intervening Event”: any result, occurrence, fact, event, circumstance, change or effect to the extent that such result, occurrence, fact, event, circumstance, change or effect is excluded from the determination of a “Material Adverse Effect” pursuant to the definition thereof. Notwithstanding the foregoing, the amount of redemptions and corresponding reduction of funds in the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Intervening Event.

“SPAC Intervening Event Notice” is defined in Section 8.02(b).

“SPAC Intervening Event Notice Period” is defined in Section 8.02(b).

“SPAC Liabilities” shall mean any Indebtedness or other unpaid or contingent liabilities of SPAC, including any SPAC Transaction Expenses and any loans by the Sponsor Related Parties to SPAC (including the Affiliate Loans).

“SPAC Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect that (a) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of SPAC to perform its obligations under this Agreement or the Transaction Documents to which it is a party, including the consummation of the Transactions, or (b) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of SPAC; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of GAAP; (ii) events or conditions generally affecting the geographic areas to which the SPAC relates; (iii) any downturn or changes in general economic conditions, including general conditions in the financial markets, credit markets, currency markets or capital markets; (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by the SPAC, as required by this Agreement or any Transaction Document; (vi) any result, occurrence, fact, event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions; except in the cases of clauses (i) through (v), to the extent that the SPAC is materially disproportionately affected thereby as compared with other SPACs.

“SPAC Ordinary Shares” means, prior to the Closing, the SPAC ordinary shares, par value $0.0001 per share.

“SPAC Party” and “SPAC Parties” are defined in the Preamble.

“SPAC Preference Shares” is defined in Section 6.03(a).

“SPAC Private Warrants” means the warrants to purchase SPAC Class A Ordinary Shares issued by SPAC in a private placement to the Sponsor and Anchor Investors in connection with the IPO, with each whole warrant exercisable for one share of SPAC Class A Ordinary Shares at an exercise price of $11.50.

“SPAC Proposals” means the following proposals, collectively, to be considered at the SPAC Shareholders’ Meeting: (i) approval and adoption of this Agreement, the Merger and the other Transactions (the “Business Combination Proposal”), (ii) the approval and adoption of the Domestication in accordance with applicable Law (the “Domestication Proposal”), (iii) approval of the issuance of shares of Surviving PubCo Class A Common Stock, shares of Surviving PubCo Class B Common Stock and shares of Surviving PubCo Class C Common Stock as contemplated by this Agreement, including shares issuable upon exercise of the HoldCo Holder Redemption Right, under Nasdaq Listing Rule 5635(d) (the “Share Issuance Proposal”), (iv) approval of the Surviving PubCo Certificate of Incorporation (the “Required Organizational Document Proposal”), (v) approval of certain non-binding proposals relating to the approval of the Surviving PubCo Certificate of Incorporation (the “Other Organizational Document Proposal”), (vi) the election of the individuals to be identified by the Company following the date of this Agreement, but prior to the Closing, to serve as members of the Surviving PubCo Board following the Closing (the “Director Election Proposal”), (vii) any other proposals as may be mutually agreed by SPAC and the Company as necessary to effectuate the Transactions and (viii) adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing; provided that clauses (v) and (vii) shall, unless otherwise agreed between SPAC and the Company, not be a SPAC Proposal for purposes of Section 9.01(a) and Section 10.01(d).

“SPAC Public Warrants” means the redeemable whole warrants to purchase SPAC Ordinary Shares issued by SPAC and sold as part of SPAC Units in the IPO, with each whole warrant exercisable for one SPAC Ordinary Share at an exercise price of $11.50.

“SPAC SEC Reports” is defined in Section 6.07(a).

“SPAC Shareholder Approval” means, collectively, the Required SPAC Shareholder Approval and the Other SPAC Shareholder Approval.

“SPAC Shareholder BCA Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Rights pursuant to and in accordance with the SPAC Articles of Association.

“SPAC Shareholders’ Meeting” means the meeting of SPAC’s shareholders (including any adjournment or postponement thereof) to be held to consider the SPAC Proposals.

“SPAC Tail Policy” is defined in Section 8.06(d).

“SPAC Transaction Expenses” means as of the Effective Time and without duplication, all accrued and unpaid third party fees and expenses incurred in connection with, or otherwise related to, SPAC’s initial public offering and the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, any amounts payable in connection with the Investor Letter Agreements, any premiums, commissions, Taxes or other expenses arising in connection with the BCA Redemption Offer, costs or other expenses arising in connection with an extension of the Trust Account, SPAC Tail Policy, Deferred Underwriting Fees, advisory and consulting fees and expenses, and other third-party fees, in each case, of SPAC or any of its subsidiaries (including HoldCo) as of the Closing.

“SPAC Units” means one SPAC Class A Ordinary Share and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means the Warrant Agreement between Continental and SPAC, dated December 14, 2021, as it may be amended, supplemented, or modified in accordance with this Agreement.

“SPAC Warrants” means, collectively, the SPAC Private Warrants and the SPAC Public Warrants.

“Sponsor” is defined in the Recitals.

“Sponsor Advance” means that certain $200,000 advance provided to SPAC by Sponsor on May 19, 2023, together with any advances or reimbursable expenses otherwise owed to any Sponsor Related Party.

“Sponsor Note” means that certain unsecured Promissory Note, dated as of September 15, 2023, issued by SPAC in favor of Sponsor with an aggregate balance outstanding of $600,000 as of December 31, 2023.

“Sponsor Related Parties” means the Sponsor, its affiliates and any Representatives of the foregoing (including the officers and directors of SPAC as of the Execution Date).

“subsidiary” or “subsidiaries” means, with respect to any person, any legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person or a combination thereof, or (b) if a legal entity (other than a corporation), (i) a majority of the securities or other similar ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is at the time owned or controlled, directly or indirectly, by such person or one or more Subsidiaries of such person or a combination thereof. The term “subsidiary” shall include all subsidiaries of such subsidiary.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in the business of the Company or any Company Subsidiary.

“Surviving Company” is defined in Section 3.02(b).

“Surviving PubCo” is defined in the Recitals.

“Surviving PubCo Board” is defined in Section 8.13(a).

“Surviving PubCo Bylaws” is defined in the Recitals.

“Surviving PubCo Certificate of Incorporation” is defined in the Recitals.

“Surviving PubCo Class A Common Stock” means the shares of Class A common stock of Surviving PubCo, as set forth in the Surviving PubCo Certificate of Incorporation.

“Surviving PubCo Class B Common Stock” means the shares of Class B common stock of Surviving PubCo, as set forth in the Surviving PubCo Certificate of Incorporation.

“Surviving PubCo Class C Common Stock” means the shares of Class C common stock of Surviving PubCo, as set forth in the Surviving PubCo Certificate of Incorporation.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of taxes imposed by any Governmental Authority, including, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, escheat, unclaimed property, municipal, alternative or add-on, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, fines, assessments and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Receivable Agreement” is defined in the Recitals.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or the administration of Tax-related matters, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Terminating Company Breach” is defined in Section 10.01(f).

“Terminating SPAC Breach” is defined in Section 10.01(g).

“Total Closing Surviving PubCo Class A Common Stock” means the total number of shares of Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing (following (a) the redemption of SPAC Ordinary Shares in the BCA Redemption Offer, (b) the surrender of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares pursuant to the A&R Sponsor Letter Agreement, (c) the conversion of SPAC Class A Ordinary Shares to shares of Surviving PubCo Class A Common Stock in connection with the Domestication, (d) the conversion of Surviving PubCo Class B Common Stock to shares of Surviving PubCo Class A Common Stock upon the Closing, and (e) the issuance of Surviving PubCo Class A Common Stock as part of the Merger Consideration).

“Transaction Documents” means this Agreement, including all exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Surviving PubCo Bylaws, the A&R HoldCo LLC Agreement, the Surviving PubCo Certificate of Incorporation, the A&R Sponsor Letter Agreement, the Non-Disclosure Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Investor Letter Agreements, and all other agreements, certificates and instruments executed and delivered by any of the SPAC Parties or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the Domestication, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, the issuances of shares of Surviving PubCo Class A Common Stock, shares of Surviving PubCo Class B Common Stock, shares of Surviving PubCo Class C Common Stock and HoldCo Units contemplated under this Agreement (including, without limitation, shares of Surviving PubCo Class A Common Stock issued in exchange for HoldCo Units pursuant to the A&R HoldCo LLC Agreement).

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” is defined in Section 6.13.

“Trust Agreement” is defined in Section 6.13.

“Trust Fund” is defined in Section 6.13.

“Trustee” is defined in Section 6.13.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

“Wells” means all Hydrocarbon wells, whether producing, operating, injecting, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any Oil and Gas Unit that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable person or any of its subsidiaries, together with all Hydrocarbon production from such well.

“Written Consent” is defined in Section 8.16.

SECTION 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “clause,” “Schedule,” and “Exhibit” refer to the specified Article, Section, clause, Schedule or Exhibit of or to this Agreement, (vi) the word “including” or “include” means “including without limitation,” or “include, without limitation,” respectively, (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time, and (ix) references to any contract or agreement, document or instrument shall mean such contract, agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. The phrase “made available,” “provided” or other similar terms when used in this Agreement with respect to the Company mean that the information or materials referred to have been posted to the Virtual Data Room prior to the date of this Agreement.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP as consistently applied by the Company.

ARTICLE II.

BCA REDEMPTION OFFER AND DOMESTICATION

SECTION 2.01 BCA Redemption Offer. Prior to the Domestication Effective Time (as defined below), SPAC shall redeem each SPAC Class A Ordinary Share from SPAC’s shareholders who shall have elected to redeem their SPAC Class A Ordinary Shares for the consideration, and on the terms and subject to the conditions, set forth in the SPAC Articles of Association.

SECTION 2.02 Domestication. Subject to receipt of the Required SPAC Shareholder Approval, on the Closing Date and following the completion of the BCA Redemption Offer but prior to the Effective Time, SPAC shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication (the “Certificate of Domestication”) with respect to the Domestication, together with the Surviving PubCo Certificate of Incorporation, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).

SECTION 2.03 Bylaws of Surviving PubCo. SPAC shall take all actions necessary to, at the Domestication Effective Time, adopt the Surviving PubCo Bylaws.

SECTION 2.04 Effect of Domestication on the Shares of SPAC. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of SPAC or any equity holders of the Company:

(a) each then issued and outstanding SPAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving PubCo Class A Common Stock;

(b) each then issued and outstanding SPAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of Surviving PubCo Class B Common Stock;

(c) each then issued and outstanding SPAC Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Surviving PubCo Class A Common Stock, in the same form and on the same terms and conditions (including the same “warrant price” and number of shares of common stock subject to such warrant) as the converted common warrant of the SPAC;

(d) a series of Surviving PubCo Class C Common Stock shall be authorized, each share of which will have voting rights equal to a share of Surviving PubCo Class A Common Stock but which shall have no entitlement to earnings or distributions of Surviving PubCo; and

(e) SPAC’s name shall be changed to “AleAnna, Inc.”

ARTICLE III.

COMBINATION TRANSACTIONS

SECTION 3.01 Pre-Closing Contribution. On the Closing Date and following the Domestication but prior to the Merger, (i) Surviving PubCo shall contribute to HoldCo (A) all of its assets (excluding its interests in HoldCo), including, for the avoidance of doubt, the Available Cash, and (B) a number of newly issued shares of Surviving PubCo Class C Common Stock equal to the number of HoldCo Units designated to be issued hereunder by the Company pursuant to Section 4.02, and (ii) in exchange therefor, HoldCo shall issue to Surviving PubCo a number of HoldCo Units, which shall equal the number of shares of Total Closing Surviving PubCo Class A Common Stock issued and outstanding immediately after the Closing.

SECTION 3.02 Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving company of the Merger. The Merger shall be evidenced by a Certificate of Merger between Merger Sub and the Company, in substantially the form set forth on Exhibit F (the “Certificate of Merger”).

(b) Upon consummation of the Merger at the Effective Time, the separate limited liability company existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (the “Surviving Company”), shall continue its limited liability company existence under the DLLCA.

SECTION 3.03 Effects of the Merger. From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Merger Sub and the Company, all as provided under the DLLCA.

SECTION 3.04 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by electronic exchange of documentation or by such other means as SPAC and the Company may mutually agree on the date which is no later than three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as SPAC and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, the SPAC Parties and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DLLCA on the Closing Date. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Company in writing and specified in the Certificate of Merger, but in any event immediately following the Domestication Effective Time (the “Effective Time”). Immediately after the Effective Time, each share of Surviving PubCo Class B Common Stock issued in connection with the Domestication pursuant to Section 2.04(b) above shall be converted into one (1) share of Surviving PubCo Class A Common Stock in accordance with Surviving PubCo Certificate of Incorporation.

SECTION 3.05 Certificate of Formation and Limited Liability Company Agreement of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of formation of the Company shall become the certificate of formation of the Surviving Company, and shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein and under the DLLCA. The parties shall take all actions necessary so that the limited liability company agreement of the Surviving Company shall be amended and restated substantially in the form of the Amended and Restated Limited Liability Company Agreement of the Surviving Company set forth on Exhibit G (the “A&R Surviving Company LLC Agreement”), and the A&R Surviving Company LLC Agreement shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein and under the DLLCA.

SECTION 3.06 Management and Officers of the Surviving Company. At the Effective Time, HoldCo shall be the managing member of the Surviving Company (and all members of the Company Board immediately prior to the Effective Time shall be removed as managers of the Company as of the Effective Time). The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the A&R Surviving Company LLC Agreement until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.

SECTION 3.07 Equitable Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding equity interests of any class or series of SPAC Ordinary Shares or Company Units shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, then, without duplication, any number, value or amount contained herein which is based upon the number of shares of any class or series of SPAC Ordinary Shares or Company Units will be appropriately adjusted to provide to the holders of Company Units and the holders of SPAC Ordinary Shares the same economic effect as contemplated by this Agreement (such adjustment, an “Equitable Adjustment”); provided, however, that this Section 3.07 shall not be construed to permit any of the parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE IV.

EFFECTS OF THE MERGER; CLOSING DELIVERIES; ADJUSTMENT

SECTION 4.01 Effect on Securities and Additional Class A Issuance. At the Effective Time, by virtue of the Merger and without any action on the part of the SPAC Parties, the Company or the holder of any shares of capital stock of any of the foregoing:

(a) Company Common Units. Each Company Common Unit that is issued and outstanding immediately prior to the Effective Time shall thereupon be converted into the right to receive, and the holder of such Company Common Unit shall be entitled to receive from the SPAC Parties:

(i) For each Company Common Unit with respect to which a designation to receive shares of Surviving PubCo Class A Common Stock has been made and not revoked by the Company pursuant to Section 4.02, that number of fully paid and nonassessable shares of Surviving PubCo Class A Common Stock equal to the Common Exchange Ratio.

(ii) For each Company Common Unit with respect to which a designation to receive shares of Surviving PubCo Class C Common Stock and HoldCo Units has been made and not revoked by the Company pursuant to Section 4.02, (A) that number of fully paid and nonassessable shares of Surviving PubCo Class C Common Stock equal to the Common Exchange Ratio, and (B) that number of HoldCo Units equal to the Common Exchange Ratio.

(iii) For each Company Common Unit with respect to which no designation has been made by the Company pursuant to Section 4.02, that number of fully paid and nonassessable shares of Surviving PubCo Class C Common Stock equal to the Common Exchange Ratio.

(b) Company Preferred Units. Each Company Preferred Unit that is issued and outstanding immediately prior to the Effective Time shall thereupon be converted into the right to receive, and the holder of such Company Preferred Unit shall be entitled to receive from the SPAC Parties:

(i) For each Company Preferred Unit with respect to which a designation to receive Surviving PubCo Class A Common Stock has been made and not revoked by the Company pursuant to Section 4.02, that number of fully paid and nonassessable shares of Surviving PubCo Class A Common Stock equal to the Preferred Exchange Ratio.

(ii) For each Company Preferred Unit with respect to which a designation to receive Surviving PubCo Class C Common Stock and HoldCo Units has been made and not revoked by the Company pursuant to Section 4.02, (A) that number of fully paid and nonassessable shares of Surviving PubCo Class C Common Stock equal to the Preferred Exchange Ratio, and (B) that number of HoldCo Units equal to the Preferred Exchange Ratio, subject to any withholding Taxes required by applicable Law.

(c) Treasury Units. Each Company Unit held in treasury of the Company as of immediately prior to the Effective Time shall thereupon be cancelled without any conversion thereof and no payment or distribution shall be made within respect thereto.

(d) Merger Sub Units. The units of Merger Sub that are issued and outstanding immediately prior to the Effective Time shall thereupon be converted into and become 100 units of the Surviving Company.

SECTION 4.02 Designation of Merger Consideration.

(a) Not less than five (5) Business Days prior to the anticipated Effective Time or on such other date as SPAC and the Company mutually agree (the “Notice Date”), the Company shall deliver to SPAC a schedule that sets forth (i) each record holder of Company Units, (ii) the number of Company Common Units and Company Preferred Units held by such holder, and (iii) whether such record holder will receive (x) Surviving PubCo Class A Common Stock, (y) Surviving PubCo Class C Common Stock and HoldCo Units, or (z) a combination of the foregoing (and in case of such combination, an allocation between such forms of Merger Consideration).

(b) Subject to the occurrence of the Effective Time, upon the delivery of such other documents as may reasonably be required by the SPAC and the Company, the Company Member holding such Company Units shall be entitled to receive in exchange therefor the Merger Consideration into which such Company Units have been converted pursuant to Section 4.01 above. Until surrendered as contemplated by this Section 4.02 each Company Unit shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the Company Members holding Company Units were entitled to receive in respect of such Company Units pursuant to Section 4.01.

SECTION 4.03 Lost Certificate. In the event any certificate representing membership interests in the Company has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the provision by such person of a customary indemnity against any claim that may be made against the Surviving Company with respect to such certificate, the Surviving Company shall issue the Merger Consideration in accordance with this Article IV in exchange for such lost, stolen or destroyed certificate.

SECTION 4.04 Closing.

(a) The Closing shall take place (i) at 9:00 a.m., Dallas, Texas time, on a date that is two Business Days after the satisfaction, or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver, of such conditions at Closing) or (ii) on such other time and date as the parties may agree in writing.

(b) At the Closing, the SPAC Parties will deliver or cause to be delivered to the Company the following:

(i) evidence of the filing with, and acceptance by, the Office of the Secretary of State of the State of Delaware of the Surviving PubCo Certificate of Incorporation, effective as of the Domestication, substantially in the form attached hereto as Exhibit A to reflect, among other things, the authorization of the Surviving PubCo Class A Common Stock, Surviving PubCo Class B Common Stock and Surviving PubCo Class C Common Stock, with such rights and powers as granted therein;

(ii) evidence of the adoption of the Surviving PubCo Bylaws, effective as of the Domestication, substantially in the form attached hereto as Exhibit B;

(iii) the amended and restated limited liability company agreement of HoldCo, substantially in the form attached as Exhibit H hereto (the “A&R HoldCo LLC Agreement”), duly executed by SPAC, which shall include the HoldCo Holder Redemption Right;

(iv) the Tax Receivable Agreement, duly executed by the applicable SPAC Parties;

(v) the Registration Rights Agreement, duly executed by SPAC and Sponsor;

(vi) evidence of the consummation of the Transactions contemplated to occur prior to Closing and set forth in the A&R Sponsor Letter Agreement and the Investor Letter Agreements in each case, in accordance therewith and on such other terms reasonably acceptable to the Company;

(vii) evidence of the cancellation and termination of the Sponsor Note and the satisfaction and discharge of all outstanding amounts under the Sponsor Note and all Sponsor Advances, effective as of the Closing Date, in a form and on such terms reasonably acceptable to the Company;

(viii) evidence that all shares of Surviving PubCo Class A Common Stock and SPAC Public Warrants outstanding immediately following the Closing and all shares of Surviving PubCo Class A Common Stock to be issued upon the exercise of the HoldCo Holder Redemption Right and the SPAC Public Warrants are approved for listing on an Approved Exchange, subject to official notice of issuance;

(ix) the consideration outlined in Section 4.02(b);

(x) evidence of the consummation of the Transactions contemplated to occur prior to Closing, in accordance therewith and on such other terms reasonably acceptable to the Company; and

(xi) any other agreements, instruments, and documents which are required by other terms of this Agreement to be executed or delivered at Closing.

(c) At the Closing, the Company will deliver or cause to be delivered to Surviving PubCo the following:

(i) the A&R HoldCo LLC Agreement, duly executed by the Company Members designated to receive HoldCo Units pursuant to Section 4.02;

(ii) the Tax Receivable Agreement, duly executed by the Company Members that are party thereto;

(iii) the Registration Rights Agreement, duly executed by Surviving PubCo and the Company Members that are party thereto; and

(iv) any other agreements, instruments, and documents which are required by other terms of this Agreement to be executed or delivered at Closing.

(d) Not less than three Business Days prior to the Closing, SPAC shall provide to the Company a written statement setting forth (A) SPAC’s good faith estimates of the SPAC Transaction Expenses and other SPAC Liabilities paid or required to be paid as of the Closing, together with supporting documentation, including any invoices that are in the SPAC’s possession at such time and (B) the SPAC’s good faith estimate of the amount of the Available Cash.

(e) Not less than three Business Days prior to the Closing, the Company shall provide to the SPAC a written statement setting forth the Company’s good faith estimates of the Company Transaction Expenses required to be paid as of the Closing, together with supporting documentation, including any invoices that are in the Company’s possession at such time.

SECTION 4.05 Withholding. Notwithstanding anything in this Agreement to the contrary, each of the SPAC Parties and any other applicable withholding agent shall be entitled to deduct and withhold from any amount or property (including shares, units or warrants) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as are required to be deducted and withheld from or with respect to such payment, issuance or transfer under the Code (including Section 1446(f) of the Code) or other applicable Law relating to Taxes; provided, however, that any party that becomes aware that withholding may be required in connection with the Transactions shall use commercially reasonable efforts to provide prior notice to the other parties of such potential withholding, and, in such case, the parties shall cooperate in good faith with each other to determine whether any such deduction or withholding is required under applicable Law and use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that amounts are properly deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the SPAC Parties as follows:

SECTION 5.01 Organization and Qualification; Subsidiaries. The Company and each Company Subsidiary is a limited liability company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite limited liability company or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would individually or in the aggregate have a Company Material Adverse Effect. A complete and correct list of all of the jurisdictions in which the Company and each Company Subsidiary are so licensed and qualified to do business is set forth on Section 5.01 of the Company Disclosure Schedule.

SECTION 5.02 Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the Organizational Documents, each as amended to date, of the Company and each Company Subsidiary. Such Organizational Documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

SECTION 5.03 Capitalization.

(a) All of the issued and outstanding Company Units have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights in any material respect.

(b) Set forth on Section 5.03(b) of the Company Disclosure Schedule is a true, correct and complete list of each record holder of Company Units or other equity interests of the Company and the number of Company Units or other equity interests held by each such holder as of the Execution Date.

(c) All of the outstanding equity interests of the Company Subsidiaries (i) are duly authorized and validly issued, and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and all preemptive rights and other requirements set forth in the Organizational Documents of the Company Subsidiaries, as applicable.

(d) Except as set forth on Section 5.03(d) of the Company Disclosure Schedule, (i) there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or other voting interests in, the Company or any Company Subsidiary; (ii) none of the Company or any Company Subsidiary is a party to, or otherwise bound by, and none of the Company or any Company

Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, including, without limitation, so-called “participating financial instruments” pursuant to Section 2346, last paragraph, of the Italian Civil Code; and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Common Units or any of the equity interests or other securities of the Company or any Company Subsidiary and (iv) the Company Units and equity interests in each Company Subsidiary held by the Company or a Company Subsidiary are free and clear of all Liens, other than transfer restrictions under applicable securities Laws, the Transaction Documents, and the applicable Organizational Documents.

(e) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any equity interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

SECTION 5.04 Authority Relative to this Agreement. The Company has all necessary organizational power and authority to execute and deliver this Agreement and the Transaction Documents, to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Documents to which it is a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary organizational action, except for the approval of this Agreement by (i) Company Members holding at least a majority of the Company Common Units and the Company Preferred Units voting as a single class and (ii) Company Members holding at least a majority of the Company Preferred Units, voting as a separate class, and no other limited liability proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and each of the Transaction Documents to which it is party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the SPAC Parties, constitutes, or will constitute, as applicable the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by general equitable principles (the “Remedies Exceptions”). The Company Board has (a) determined that this Agreement, the Merger and the Transactions are fair to and in the best interests of the Company and the Company Members, (b) approved and adopted this Agreement, the Merger and the Transactions and declared their advisability and (c) recommended that the Company Members approve and adopt this Agreement, the Merger and the Transactions in the manner contemplated by this Agreement.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement (and the Transaction Documents to which it is a party) by the Company does not, and subject to receipt of the filing and recordation of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 5.05(a) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement (and the Transaction Documents to which it is a party) by the Company will not (i) conflict with or violate the Organizational Documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of notice, consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any (A) Material Contract or (B) Company Permit held by the Company or any Company Subsidiary, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, as set forth on Section 5.05(b) of the Company Disclosure Schedule, (ii) the filing of the Certificate of Merger in accordance with the DLLCA and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

SECTION 5.06 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all material licenses, approvals, consents, registrations, franchises and permits necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing.

(b) Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (b) any Company Permit or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their property or assets is bound, except in each case of clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not reasonably be expected, individually or in the aggregate,, to have a Company Material Adverse Effect.

SECTION 5.07 Financial Statements.

(a) The Company has made available to SPAC true, correct and complete copies of drafts of the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2022 and as of December 31, 2023, and drafts of the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (the “Financial Statements”), which are attached as Section 5.07(a) of the Company Disclosure Schedule. The Financial Statements (including the notes thereto) (i) were prepared from and are consistent with the books and records of the Company and the Company Subsidiaries, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b) Except as and to the extent set forth in the Financial Statements, neither the Company nor any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business consistent with past practice since December 31, 2023, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, or (iii) such other liabilities and obligations which, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

(c) Since January 1, 2024, (i) neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, manager, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

SECTION 5.08 Absence of Certain Changes or Events. From December 31, 2023 until the date of this Agreement, except as expressly contemplated by this Agreement or as set forth on Section 5.08 of the Company Disclosure Schedule, (a) there has not been a Company Material Adverse Effect, and (b) except (i) as expressly contemplated by this Agreement, any Transaction Document or in connection with the Transactions contemplated hereby and thereby or (ii) for any action taken, or omitted to be taken, by the Company to the extent determined to be reasonable and advisable in response to COVID-19, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice.

SECTION 5.09 Absence of Litigation. Except as set forth on Section 5.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary which, if determined adversely, would, individually or in the aggregate, be material to the Company and Company Subsidiaries as a whole. None of the Company, the Company Subsidiaries, or any material property or material asset of the Company or any Company Subsidiary, is subject to any material continuing order of, consent decree, settlement agreement or any other similar agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.10 Employee Benefit Plans.

(a) Section 5.10(a) of the Company Disclosure Schedule lists all Employee Benefit Plans. Each Employee Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws. The Company has made available to SPAC copies of all Employee Benefit Plan documents and all amendments thereto.

(b) Neither the Company nor any Company Subsidiary sponsors, maintains, contributes to or have any liability (actual or contingent) or obligation thereunder, nor has the Company ever sponsored, maintained, contributed or had any liability (actual or contingent) or obligation under, any Employee Benefit Plans subject to United States Law. Neither the Company nor any Company Subsidiary has, nor will have in the future, any liability (actual or contingent) or obligation (including, without limitation, any liabilities or obligations under the Code and ERISA) pursuant to or under any Employee Benefit Plan that is sponsored, maintained or contributed by any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with the Company or any Company Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code and/or Section 4001(b)(i) of ERISA.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions would (i) result in the acceleration or creation of any rights of any person to payments or benefits or increases in any payments or benefits under any Employee Benefit Plan, (ii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any person under any Employee Benefit Plan or (iii) result in severance pay or any increase in severance pay upon any termination of employment.

SECTION 5.11 Labor and Employment Matters. The only employees of the Company and its subsidiaries are employed residents of Italy and are employed by the Italian Subsidiaries. All employees of the Italian Subsidiaries are, and have been, validly employed in accordance with Italian law, collective labor agreements and individual employment contracts and, except as set forth on Section 5.11 of the Company Disclosure Schedule, have complied and are in compliance with all Italian laws relating to labor, employment and its termination, and health and safety at the workplace, including laws relating to wages, salaries and classification levels, hours, overtime, immigration, withholding, unemployment compensation, hiring of disabled persons, use of fixed-term, seasonal or part-time employees, safety at work and employee privacy. All persons classified as independent contractors or consultants of any of the Company and the Company Subsidiaries satisfy and have at all times satisfied in all material respects the requirements of Italian law to be so classified.

SECTION 5.12 Real Property; Title to Assets.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have good title to, or valid leasehold or other ownership interests or rights in, all material real property (except for any of the Company’s or each of the Company Subsidiaries’ Oil and Gas Properties, which are exclusively addressed in Section 5.20) reflected on the Financial Statements or acquired after December 31, 2023, except as have been disposed of since December 31, 2023 in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease (other than Oil and Gas Leases, which are exclusively addressed in Section 5.20) under which the Company or any Company Subsidiary leases, subleases or licenses any material real property is valid and in full force and effect (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar applicable Laws affecting creditors’ rights generally and general principles of equity), free and clear of all Liens other than Permitted Liens and (ii) neither the Company nor any of the Company Subsidiaries, nor to the knowledge of the Company any other party to a lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such lease, and neither the Company nor any of the Company Subsidiaries has received notice that it has breached, violated or defaulted under any lease.

(c) Each of the Company and the Company Subsidiaries has such consents, easements, subsurface easements, rights-of-way, fee assets, permits, servitudes and licenses (including rights to use the surface or subsurface under an Oil and Gas Lease) from each person (collectively, “Rights-of-Way”) as are sufficient to conduct its business as it is presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect. No material event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines owned or operated by the Company and each of the Company Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by the Company or the Company Subsidiaries, and there are no gaps (including any gap arising as a result of any violation, breach or default by the Company or any of the Company Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Right-of-Way contains a requirement that the holder thereof make royalty or other payments based, directly or indirectly, on the throughput of Hydrocarbons on or across such Right-of-Way (other than customary royalties under Oil and Gas Leases based solely on Hydrocarbons produced from such Oil and Gas Lease).

SECTION 5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-owned Intellectual Property (the “Company-Owned Registered IP”) showing in each, as applicable, the jurisdiction in which such item of Company-Owned Registered IP has been registered or filed, filing date, date of issuance, and registration or application number and registrar, and the record owner; and (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, or (C) non-exclusive licenses granted by or to the Company by customers or distributors in the ordinary course of business or that are incidental to the primary purpose of the contract). The Company-Owned Registered IP and the Company-Licensed IP collectively constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the Execution Date. All Company-Owned Registered IP is subsisting, valid and enforceable. No loss or expiration of any of the Company-Owned Registered IP is or, to the knowledge of the Company, threatened or pending, other than ordinary course expiration at the end of the statutory term for Company-Owned Registered IP.

(b) The Company or one of the Company Subsidiaries, as applicable, solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned Registered IP and has the right to use pursuant to a valid and enforceable contract or license, all Company-Licensed IP.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary, except where the failure to do so would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person that is not an employee, officer or director of the Company or a Company Subsidiary other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

SECTION 5.14 Taxes.

(a) Each of the Company and the Company Subsidiaries: (i) has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid or withheld all income and other material Taxes that it is obligated to pay or withhold (whether or not such Taxes are shown as due and payable on any Tax Return), except with respect to current Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in respect thereof have been established in the Financial Statements in accordance with GAAP; (iii) with respect to all Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) has provided adequate reserves in accordance with GAAP in the Financial Statements for any Taxes of the Company or any of the Company Subsidiaries as of the date of the Financial Statements that have not been paid.

(b) Neither the Company nor any Company Subsidiary (i) has any liability for the Taxes of another person (other than the Company and any Company Subsidiary) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), as a transferee or a successor, by contract or agreement (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and the principal purpose of which is not related to Taxes (e.g., leases, credit agreements or other commercial agreements)), or otherwise pursuant to applicable Law, or (ii) is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than the Company or any Company Subsidiary) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company or any Company Subsidiary is or was the common parent).

(d) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Closing; (v) prepaid amount received prior to the Closing outside the ordinary course of business; or (vi) election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Tax Law).

(e) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(g) In the past two (2) years, no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to the Company or any Company Subsidiary are not filed asserting that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction.

(h) The Company is, and has been since its formation, classified as a partnership for U.S. federal income Tax purposes. Each Company Subsidiary is, and has been since its formation, classified for U.S. federal income Tax purposes as specified on Section 5.14(h) of the Company Disclosure Schedule.

(i) The Company and each Company Subsidiary that is treated as a partnership for U.S. federal income Tax purposes has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Tax Law) in effect, and each such election will remain in effect for any taxable period that includes the Closing Date.

SECTION 5.15 Environmental Matters. Except as would individually or in the aggregate have a Company Material Adverse Effect:

(a) neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other person whose liability has been contractually assumed or undertaken by the Company, has released any Hazardous Substance at any of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, Releases resulting in contamination of any land surface or subsurface strata, air, surface water or ground waters) which currently requires reporting, investigation, removal, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could reasonably be expected to give rise to any liability of the Company or any Company Subsidiary under Environmental Laws;

(b) in the past two (2) years, none of the Company or any of the Company Subsidiaries has received any written notice alleging that it is liable pursuant to applicable Environmental Laws for any contamination by Hazardous Substances at any property owned, leased or operated by a third-person;

(c) the Company and each Company Subsidiary is, and in the past two (2) years has been, in compliance with all applicable Environmental Laws (including with respect to all permits, licenses, registrations, approvals, and other authorizations required under Environmental Laws for the operations of the Company and each Company Subsidiary), and, to the knowledge of the Company, no material capital or operating expenditures are required to maintain such compliance that have not otherwise been budgeted for or adequately reserved;

(d) the Company and each Company Subsidiary has obtained all permits, licenses, registrations, approvals and other authorizations required of the Company under applicable Environmental Laws to carry out its business as is currently conducted or, to the knowledge of the Company, third parties hold such permits, licenses, registrations, approvals and other authorizations for the benefit of the Company or Company Subsidiary;

(e) there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that allege a violation of or liability arising under any Environmental Law;

(f) to the knowledge of the Company, any Environmental Attributes generated in connection with the operations of the Company or the Company Subsidiaries are valid, the Company and each Company Subsidiary, as may be applicable, hold legal title to such Environmental Attributes, and none of the Company or any Company Subsidiary has received written notice from any person alleging that any such Environmental Attribute is invalid, untradeable, or must be surrendered;

(g) none of the Company or any of the Company Subsidiaries are subject to any consent agreement, order, judgement, or settlement arising under Environmental Laws, for which any obligations remain outstanding; and

(h) the Company has provided SPAC with copies of all environmental audits, assessments, investigations, reports and compliance evaluations and other similar environmental documents relating to the Company, any Company Subsidiary, or any of their current or former operations or facilities, that are in the reasonable possession, custody, or reasonable control of the Company or any of its Representatives.

SECTION 5.16 Material Contracts.

(a) Section 5.16(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or is bound (such contracts and agreements, excluding any Employee Benefit Plan listed on Section 5.10(a) of the Company Disclosure Schedule or Oil and Gas Contract, being the “Material Contracts”):

(i) any operating agreement, voting or similar agreement relating to the equity securities of the Company and the Company Subsidiaries;

(ii) each contract and agreement governing the terms of the employment or engagement of any former (to the extent of any ongoing liability or obligation) or current directors, officers, employees or individual independent contractors providing for total annual compensation in excess of $200,000 (other than “at-will” contracts that may be terminated upon 30 days’ or less notice without the payment of severance);

(iii) (A) each contract and agreement under which the Company or any Company Subsidiary has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Company indebtedness for borrowed money or where the Company has guaranteed the indebtedness for borrowed money or others and (B) any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a Lien (other than any Permitted Liens) on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person in connection therewith;

(iv) each contract and agreement providing for the Company or any Company Subsidiary to make any loan, advance, capital contribution or assignment of payment to any person;

(v) each contract and agreement requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by the Company or any Company Subsidiary in an amount in excess of $500,000 annually or $1,000,000 over the life of such contract or agreement;

(vi) all partnership, strategic alliance, profit-sharing, joint venture or similar agreements;

(vii) each contract and agreement with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(viii) each contract and agreement involving any resolution or settlement of any actual or threatened Action or other dispute which requires payment in excess of $1,000,000 or imposes material, continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(ix) each contract and agreement that limits, or purports to limit, the ability of the Company or any Company Subsidiary during any period of time to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any person, to acquire any product or asset or to receive services from any person or sell any product or asset or perform services for any person;

(x) all leases or master leases under which the Company or any Company Subsidiary is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other person, except for any agreement under which the annual rental payments do not exceed $300,000;

(xi) each contract and agreement that has the following restrictions or terms: (a) a “most favored nation” or similar provision with respect to any person; (b) a provision providing for the sharing of any revenue or cost-savings with any other person; (c) a “minimum purchase” requirement; or (d) rights of first refusal or first offer;

(xii) all collective bargaining agreements or other contracts with any labor union, labor organization, works council or other representative of employees;

(xiii) all contracts and agreements with any affiliate of the Company or family member thereof;

(xiv) all contracts and agreements related to the production of renewable natural gas, including any supply agreements;

(xv) any binding commitment to enter into an agreement of the type described in the foregoing clauses of this Section 5.16; and

(xvi) Except as disclosed in (i) through (xv) above, each contract and agreement with consideration paid by, or payable to, the Company or any of the Company Subsidiaries of more than $500,000 in a calendar year or more than $1,000,000 in the aggregate over the life of such contract or agreement.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the counterparty; (ii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of any breach, violation or default under any such Material Contract; and (iv) no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by the Company or any Company Subsidiary or, to the Company’s knowledge, the counterparties thereto. The Company has made available to SPAC true, correct and complete copies of all Material Contracts, including any and all amendments thereto.

SECTION 5.17 Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Insurance Policies”) held by, or for the benefit of, the Company or any Company Subsidiary with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any Company Subsidiary has received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of the Company or any Company Subsidiary as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies.

SECTION 5.18 Certain Business Practices.

(a) The Company, the Company Subsidiaries, their respective managers, officers and directors, and, to the knowledge of the Company, their employees, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and in the past two (2) years have been, in compliance in all material respects with all applicable Anti-Corruption Laws, and in the past two (2) years, none of the Company, any Company Subsidiary, any of their respective managers, officers or directors or, to the knowledge of the Company, any of their respective employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, including to any person running for federal or state office; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or to directors, officers, statutory auditors, receivers or managers of non-governmental companies or legal entities or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) The Company, the Company Subsidiaries, their respective managers, officers and directors, and, to the knowledge of the Company, their respective employees, agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, and in the past two (2) years, have been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. In the past two (2) years, none of the Company, any Company Subsidiary, their respective managers, officers and directors, or to the knowledge of the Company, any of their respective employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and in the past two (2) years, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents with respect to any applicable Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

SECTION 5.19 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to knowledge of the Company, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, has furnished or sold or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, an “Interested Party Transaction”). The Company and the Company Subsidiaries have not, in the past two (2) years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

SECTION 5.20 Oil and Gas Matters.

(a) Except as would not reasonably be expected to result in a Company Material Adverse Effect, and except for property (i) sold, leased or otherwise disposed of in the ordinary course of business since the date of the letter prepared by DeGolyer and Macnaughton (the “Company Independent Petroleum Engineers”) auditing the Company’s internally prepared reserve report relating to the Company’s and its subsidiaries’ interests referred to therein as of December 31, 2023 ( the “Company Independent Reserve Report Letter”) relating to the Company’s and its subsidiaries’ interests referred to therein as of December 31, 2023, (ii) reflected in the Company Independent Reserve Report Letter as having been sold, leased or otherwise disposed of prior to the Execution Date, (iii) sold, leased or otherwise disposed of as permitted under Section 7.01, or (iv) Oil and Gas Leases that have expired or terminated in accordance with the terms thereof on a date on or after the Execution Date, the Company and its subsidiaries have Defensible Title to all material Oil and Gas Properties forming the basis for the reserves reflected in the Company Independent Reserve Report Letter and in each case as attributable to material interests owned by the Company and its subsidiaries.

(b) Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Oil and Gas Properties referred to in the Company Independent Reserve Report Letter that was material to such firm’s audit of the Company’s internally prepared estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its subsidiaries in connection with the preparation of the Company Independent Reserve Report Letter was, as of the time provided, to the Company’s knowledge, accurate in all material respects. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Independent Reserve Report Letter are derived from reports that have been prepared by the Company, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company and its subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved.

(c) (i) All delay rentals, shut-in royalties, minimum royalties and similar payments owed to any person under (or otherwise with respect to) any Oil and Gas Leases owned or held by the Company or any of its subsidiaries have been properly and timely paid or contested in good faith in the ordinary course of business, as to which reserves have been taken in accordance with GAAP, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its subsidiaries have been timely and properly paid, except, in each case, as (A) are paid prior to delinquency in the ordinary course of business, (B) held as suspense funds or (C) contested in good faith in the ordinary course of business, as to which reserves have been taken in accordance with GAAP and (iv) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third-party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

(d) None of the Oil and Gas Properties of the Company or its subsidiaries is subject to any material preferential purchase, consent or similar right that would become operative as a result of the Transactions.

(e) All Oil and Gas Properties operated by the Company and its subsidiaries have been operated, in all material respects, in accordance with reasonable, prudent oil and gas field practices, and the Company and its subsidiaries have used all commercially reasonable efforts (i) to maintain all Oil and Gas Leases and Oil and Gas Properties for current and future operations and (ii) to meet any and all drilling obligations provided for in any and all agreements and contracts covering the Oil and Gas Leases and Oil and Gas Properties.

(f) To the knowledge of the Company, (i) there are no Wells that constitute a part of the Oil and Gas Properties in respect of which the Company has received a material notice, claim, demand or order from any Governmental Authority notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (ii) all Wells drilled by the Company or any of the Company Subsidiaries are either (A) in use for purposes of production, injection or water sourcing, (B) suspended or temporarily abandoned in material compliance with applicable Law, or (iii) permanently plugged and abandoned in material compliance with applicable Law.

SECTION 5.21 Oil and Gas Contracts.

(a) (i) The Oil and Gas Contracts are in full force and effect in all material respects accordance with their respective terms; (ii) all Production Burdens, rentals and other payments due thereunder have been properly and timely paid in all material respects in the ordinary course of business (other than burdens, rentals or other payments which are being held in suspense by the Company or any of the Company Subsidiaries in accordance with applicable laws); (iii) neither the Company nor any of the Company Subsidiaries has received any written requests or demands for payments or adjustments of payments under the Oil and Gas Contracts (excluding payment adjustments contested in good faith in the ordinary course of business) or performance pursuant thereto that remain pending; (iv) none of the Company or any of the Company Subsidiaries is in material breach of any of its obligations under any Oil and Gas Contracts; and (v) to the knowledge of the Company, no other party to any Oil and Gas Contract is in material breach of any of its obligations thereunder.

(b) (i) The Company and the Company Subsidiaries have filed with the applicable Governmental Authorities all applications and obtained all licenses, permits and other authorizations required for operations under the Oil and Gas Contracts as currently being conducted by the Company and the Company Subsidiaries, and (ii) the Company and the Company Subsidiaries have complied with all material rules and regulations of any applicable Governmental Authority with respect to operations under the Oil and Gas Contracts.

(c) (i) Each Oil and Gas Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Oil and Gas Contract nor has any Oil and Gas Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Oil and Gas Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Oil and Gas Contract. The Company has, in all material respects, furnished or made available to the SPAC true and complete copies of all Oil and Gas Contracts, including amendments thereto that are material in nature.

SECTION 5.22 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 5.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 5.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), the Company and each Company Subsidiary hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, the Company Subsidiaries, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company or any Company Subsidiary, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any Transaction Document delivered by the Company pursuant to this Agreement, the Company and the Company Subsidiaries have not and do not, and no other person on behalf of the Company or the Company Subsidiaries has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Company Subsidiary, whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

SECTION 5.25 The Company’s Investigation and Reliance. Each of the Company and Company Subsidiaries has made its own independent investigation, review and analysis regarding the SPAC Parties and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company, the Company Subsidiaries and their Representatives acknowledge and agree they have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the SPAC Parties and other information that they have requested in connection with their investigation of the SPAC Parties and the Transactions. None of the Company and the Company Subsidiaries are relying on any statement, representation or warranty, oral or written, express or implied, made by the SPAC Parties or any of their respective Representatives, except as expressly set forth in Article VI (as modified by the SPAC Disclosure Schedule) or in any Transaction Document delivered by the SPAC Parties pursuant to this Agreement. Neither the SPAC Parties nor any of their respective shareholders, affiliates or Representatives shall have any liability to the Company or the Company Subsidiaries or any of their respective shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company and the Company Subsidiaries or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. The Company and the Company Subsidiaries acknowledge that neither the SPAC Parties nor any of their shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the SPAC Parties.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF SPAC, HOLDCO AND MERGER SUB

Except as set forth in the SPAC Disclosure Schedule, SPAC represents and warrants to the Company as follows:

SECTION 6.01 Corporate Organization. Prior to the Domestication, SPAC is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a SPAC Material Adverse Effect. Each of HoldCo and Merger Sub is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a SPAC Material Adverse Effect.

SECTION 6.02 Organizational Documents. SPAC has heretofore furnished or made available to the Company complete and correct copies of the SPAC Articles of Association, stamped by the Registrar of Companies in the Cayman Islands. The Organizational Documents of each of SPAC, HoldCo and Merger Sub are in full force and effect. None of the SPAC Parties is in violation of any of the provisions of its Organizational Documents.

SECTION 6.03 Capitalization.

(a) As of the Execution Date through the Domestication Effective Time, the authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Class B Ordinary Shares and (iii) 1,000,000 preferred shares, par value $0.0001 per share (“SPAC Preference Shares”). As of the Execution Date through the Domestication Effective Time, (A) 4,579,885 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights; (B) 2,250,000 SPAC Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights; (C) 20,600,000 SPAC Warrants are issued and outstanding, of which, 9,350,000 are SPAC Private Warrants that were issued in a private placement and 11,250,000 are SPAC Public Warrants; (D) 10,028 SPAC Units issued and outstanding, and (E) 20,600,000 SPAC Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the Execution Date through the Domestication Effective Time, there are no SPAC Preference Shares issued and outstanding. Each whole SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The Surviving PubCo Class B Common Stock will convert into Surviving PubCo Class A Common Stock at the Closing pursuant to the terms of the Surviving PubCo Certificate of Incorporation.

(b) Except for Merger Sub and HoldCo, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Except for Merger Sub, HoldCo does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

(c) SPAC owns the HoldCo Interests and HoldCo owns the Merger Sub Interests. Each of the HoldCo Interests and the Merger Sub Interests have been duly authorized, validly issued, are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities Laws, HoldCo’s Organizational Documents and Merger Sub’s Organizational Documents.

(d) All outstanding SPAC Units, SPAC Ordinary Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and SPAC’s Organizational Documents.

(e) The shares of Surviving PubCo Class A Common Stock being delivered by Surviving PubCo pursuant to this Agreement and the Transactions shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws, the Transaction Documents and the Surviving PubCo Certificate of Incorporation. The shares of Surviving PubCo Class A Common Stock will be issued in compliance with all applicable securities Laws and without contravention of any other person’s rights therein or with respect thereto.

(f) The shares of Surviving PubCo Class B Common Stock being delivered by Surviving PubCo pursuant to this Agreement upon the Domestication Effective Time shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws, the Transaction Documents and the Surviving PubCo Certificate of Incorporation. The shares of Surviving PubCo Class B Common Stock will be issued in compliance with all applicable securities Laws and without contravention of any other person’s rights therein or with respect thereto.

(g) The shares of Surviving PubCo Class C Common Stock being delivered by Surviving PubCo being delivered at Closing pursuant to this Agreement shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws, the Transaction Documents and the Surviving PubCo Certificate of Incorporation. The shares of Surviving PubCo Class C Common Stock will be issued in compliance with all applicable securities Laws and without contravention of any other person’s rights therein or with respect thereto.

(h) The HoldCo Units being delivered at Closing under this Agreement will be duly authorized by HoldCo pursuant to the A&R HoldCo LLC Agreement and, when issued and delivered by HoldCo in accordance with the terms of this Agreement, will be validly issued and will be free of preemptive rights or any encumbrance other than restrictions on transfer under the A&R HoldCo LLC Agreement or under applicable state and federal securities laws.

(i) Except for the SPAC Warrants, none of the SPAC Parties has issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued capital stock of any SPAC Party or obligating any SPAC Party to issue or sell any shares of capital stock of, or other equity interests in, such SPAC Party. All SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. None of the SPAC Parties is a party to, or otherwise bound by; and none of the SPAC Parties has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the A&R Sponsor Letter Agreement, the Investor Letter Agreements, none of the SPAC Parties is a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the equity interests or other securities of any SPAC Party. Except with respect to this Agreement, the Investor Letter Agreements, the SPAC’s Organizational Documents and the SPAC Warrants, there are no outstanding contractual obligations of any SPAC Party to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares. Except for the Sponsor Advance and any loan from Sponsor or an affiliate or member thereof listed in Section 6.03(i) of the SPAC Disclosure Schedule (each, an “Affiliate Loan”), there are no outstanding contractual obligations of any SPAC Party to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(j) Upon the Closing, the aggregate number of shares of Surviving PubCo Class A Common Stock owned of record or “beneficially owned” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by the Sponsor Related Parties, the Anchor Investors, the NRA Parties and their respective controlled affiliates, which shares are attributable to “founder shares” as defined in the SPAC’s Annual Report on Form 10-K for the year ended December 31, 2023, does not exceed 1,400,000, and none of any such persons shall own any SPAC Private Warrants.

SECTION 6.04 Authority Relative to this Agreement. Each of the SPAC Parties has all necessary organizational power and authority to execute and deliver this Agreement and each of the Transaction Documents to which any of them is a party and, subject to obtaining the Required SPAC Shareholder Approval, to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Transaction Documents to which any of them is a party by each of the SPAC Parties and the consummation by each of the SPAC Parties of the Transactions have been duly and validly authorized by all necessary organizational action other than obtaining the Required SPAC Shareholder Approval, and no other corporate or limited liability company proceedings on the part of the SPAC Parties, as applicable, are necessary to authorize this Agreement, any of the Transaction Documents to which any of them is a party or to consummate the Transactions other than obtaining the Required SPAC Shareholder Approval. This Agreement has been, and each of the Transaction Documents to which any of them is a party will be, duly and validly executed and delivered by the SPAC Parties and, assuming obtaining the Required SPAC Shareholder Approval and due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the SPAC Parties, enforceable against the SPAC Parties in accordance with its terms, subject to the Remedies Exceptions.

SECTION 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each of the Transaction Documents to which any of them is a party by each of the SPAC Parties do not, and the performance of this Agreement and the Transaction Documents by each of the SPAC Parties will not, (i) conflict with or violate SPAC’s Organizational Documents, HoldCo’s Organizational Documents or Merger Sub’s Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law applicable to each of the SPAC Parties or by which any of their property or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of the SPAC Parties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any SPAC Party is a party or by which any SPAC Party or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement and the Transaction Documents to which any of them is a party by each of the SPAC Parties do not, and the performance of this Agreement and the Transaction Documents by each of the SPAC Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, (ii) the filing of the Certificate of Domestication in connection with the Domestication, (iii) the filing of the Certificate of Merger in accordance with the DLLCA and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, to have a SPAC Material Adverse Effect.

SECTION 6.06 Compliance.

(a) None of the SPAC Parties are or have been in conflict with, or in default, breach or violation of, (i) any Law applicable to the SPAC Parties or by which any property or asset of the SPAC Parties is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the SPAC Parties is a party or by which the SPAC Parties or any property or asset of the SPAC Parties is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not reasonably be expected to individually or in the aggregate be material to the SPAC Parties as a whole,. Each of the SPAC Parties is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the SPAC Parties to own, lease and operate its properties or to carry on its business as it is now being conducted.

(b) SPAC is not a party to any contract with any other person other than (i) this Agreement and the agreements expressly contemplated hereby, (ii) engagement agreements with advisors and consultants in connection with activities directed toward the accomplishment of a Business Combination, (iii) contracts filed prior to the Execution Date as exhibits to the SPAC SEC Reports, (iv) D&O Insurance contracts, (v) the contracts listed in Section 6.06(b) of the SPAC Disclosure Schedule, and (vi) any other contracts that, in the aggregate, require payment following the Execution Date by SPAC of less than $50,000 for all such contracts in the aggregate (such agreements described in clauses (ii) through (vi) above, collectively, “SPAC Contracts”). SPAC is not a party to any contract that, as of and following the Closing, will impose any limitations or restrictions on the business activities of SPAC, the Company or any Company Subsidiary.

(c) (i) Each SPAC Contract is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the other parties thereto, and SPAC is not in breach or violation of, or default under, any SPAC Contract nor has any SPAC Contract been canceled by the counterparty; (ii) to the knowledge of SPAC, no other party is in breach or violation of, or default under, any SPAC Contract; (iii) SPAC has not received any written, or to the knowledge of SPAC, oral claim of any breach, violation or default under any such SPAC Contract; and (iv) no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any SPAC Contract by SPAC or, to the knowledge of SPAC, the counterparties thereto. SPAC has made available to the Company true, correct and complete copies of all SPAC Contracts, including any and all amendments thereto.

SECTION 6.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 17, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). As of their respective dates, the SPAC SEC

Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material to SPAC). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c) Except for any Affiliate Loan and as and to the extent set forth in the SPAC SEC Reports, neither SPAC, HoldCo nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise).

(d) As of the Execution Date, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports.

SECTION 6.08 Absence of Certain Changes or Events.

(a) Since December 31, 2023 and prior to the date of this Agreement, except as expressly contemplated by this Agreement and in connection with any Affiliate Loan, (i) SPAC has conducted its business in all material respects in the ordinary course, (ii) SPAC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been a SPAC Material Adverse Effect and (iv) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.02.

(b) Since its incorporation, except for any Affiliate Loan, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination in accordance with the SPAC’s Organizational Documents. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, such a Business Combination.

SECTION 6.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against any of the SPAC Parties, or any property or asset of any SPAC Party, before any Governmental Authority. None of the SPAC Parties is subject to any continuing order of, consent decree or settlement agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

SECTION 6.10 Board Approval. The SPAC Board, by resolutions duly adopted by the requisite vote of those voting at a meeting duly called and held and that has not been subsequently rescinded or modified in any way, has duly (a) determined that this Agreement, the Domestication, the Merger and the Transactions contemplated by this Agreement are fair to and in the best interests of SPAC and its shareholders, (b) approved this Agreement, the Merger and the Transactions and declared their advisability, and (c) recommended that the shareholders of SPAC approve and adopt this Agreement, the Merger, the Transactions and the SPAC Proposals and directed that this Agreement, Merger, the Transactions and the SPAC Proposals, be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

SECTION 6.11 No Prior Operations of HoldCo and Merger Sub. Each of HoldCo and Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or in furtherance or anticipation of the Transactions.

SECTION 6.12 Brokers. Except as set forth in Section 6.12 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission (including any Deferred Underwriting Fees) in connection with the Transactions based upon arrangements made by or on behalf of the SPAC Parties.

SECTION 6.13 SPAC Trust Fund. As of June 4, 2024, SPAC had no less than $13,476,592.55 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are held in an interest-bearing demand deposit account or invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 17, 2021 and amended on June 15, 2023, and further amended on March 15, 2024 between SPAC and the Trustee (the “Trust Agreement”) or in cash. The Trust Agreement is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any fact, circumstance or event which, with the giving of notice or the lapse of time, would constitute a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (b) to the knowledge of SPAC that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of SPAC’s Organizational Documents. Following the Closing, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the Execution Date, SPAC has no knowledge that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

SECTION 6.14 Employees. Other than any officers as described in the SPAC SEC Reports, the SPAC Parties do not have (and have never had) any employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business that are independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. The SPAC Parties have never and do not currently maintain, sponsor, or contribute to or have any liability (contingent or otherwise) with respect to any Employee Benefit Plan.

SECTION 6.15 Taxes.

(a) Each of the SPAC Parties (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid or withheld all material Taxes that it is obligated to pay or withhold, except with respect to current Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in respect thereof have been established in the financial statements contained in the SPAC SEC Reports in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) has provided adequate reserves in accordance with GAAP in the financial statements contained in the SPAC SEC Reports for any material Taxes of SPAC as of the date of such financial statements that have not been paid.

(b) None of the SPAC Parties (i) has any liability for the Taxes of another person (other than the SPAC Parties) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), as a transferee or a successor or by contract or agreement (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and the principal purpose of which is not related to Taxes (e.g., leases, credit agreements or other commercial agreements)), or (ii) is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than the SPAC Parties) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c) None of the SPAC Parties has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is or was the common parent).

(d) None of the SPAC Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(e) None of the SPAC Parties has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) There are no Tax Liens upon any assets of the SPAC Parties except for Permitted Liens.

(g) In the last three years, no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to the SPAC Parties are not filed asserting that the SPAC Parties is or may be subject to Tax in that jurisdiction.

(h) SPAC is, and has been since its formation, classified as a corporation for U.S. federal income Tax purposes.

(i) HoldCo is, and has been since its formation, disregarded as separate from SPAC for U.S. federal income Tax purposes.

(j) Merger Sub is, and has been since its formation, disregarded as separate from SPAC for U.S. federal income Tax purposes.

SECTION 6.16 Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IVCPU”. The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IVCP”. The issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IVCPW”. As of the date of this Agreement, there is no Action pending or threatened in writing (or, to the knowledge of SPAC, otherwise) against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, SPAC Class A Ordinary Shares or SPAC Public Warrants or terminate the listing of SPAC on Nasdaq. Since its inception, SPAC (i) has complied in all material respects with the continued listing requirements of Nasdaq, (ii) has not received any written (or to the knowledge of SPAC, oral) deficiency notice from the Nasdaq relating to the continued listing requirements of the SPAC Units, SPAC Class A Ordinary Shares or SPAC Public Warrants, or (iii) has not received any notice of the delisting of the SPAC Units, SPAC Class A Ordinary Shares or SPAC Public Warrants from Nasdaq. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, SPAC Class A Ordinary Shares or the SPAC Public Warrants under the Exchange Act.

SECTION 6.17 Investment Company Act. None of the SPAC Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.18 The SPAC Parties’ Investigation and Reliance. Each of the SPAC Parties is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by the SPAC Parties together with expert advisors, including legal counsel, that they have engaged for such purpose. The SPAC Parties and their Representatives acknowledge and agree they have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. None of the SPAC Parties are relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article V (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to the SPAC Parties or any of their respective shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to the SPAC Parties or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. The SPAC Parties acknowledge that neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

SECTION 6.19 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI (as modified by the SPAC Disclosure Schedule), each of the SPAC Parties hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the SPAC Parties, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, the SPAC Parties or any their respective subsidiaries, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by the SPAC Parties pursuant to this Agreement, the SPAC Parties have not and do not, and no other person on behalf of the SPAC Parties has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the SPAC Parties, whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VII.

CONDUCT OF BUSINESS

SECTION 7.01 Conduct of Business by the Company.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement in accordance with Article X, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Transaction Document, (ii) set forth in Section 7.01 of the Company Disclosure Schedule, or (iii) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business in a manner consistent with past practice; and

(ii) the Company shall, and shall cause the Company Subsidiaries to, preserve substantially intact the business organization of the Company and the Company Subsidiaries, use commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the relationships of the Company and the Company Subsidiaries with customers, Suppliers, and distributors, with which the Company or any Company Subsidiary has significant business relations.

(b) Without limitation of the foregoing, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Transaction Document, (ii) as set forth in Section 7.01 of the Company Disclosure Schedule, or (iii) as required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement in accordance with Article X, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend, supplement, restate or otherwise change the Organizational Documents of the Company or any Company Subsidiary;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests, or any other ownership interest (including, without limitation, any phantom interest and/or so-called “participating financial instruments” pursuant to Section 2346, last paragraph, of the Italian Civil Code), of the Company or any Company Subsidiary;

(iii) sell, lease, or otherwise dispose of any of its material assets, rights or properties other than (i) sales of inventory and equipment, or sales of Hydrocarbons, in each case, in the ordinary course of business, or sales of or disposals of obsolete or worthless assets at the time of their schedule retirement; and (ii) exchanges or swaps of Oil and Gas Properties or other related assets in the ordinary course of business;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(vi) acquire (including, without limitation, by merger, consolidation, combination or acquisition of stock or any other business combination), directly or indirectly, any assets, securities, properties, interests or businesses of any corporation, partnership, other business organization or any division thereof, other than (i) pursuant to an agreement of the Company or any of the Company Subsidiaries in effect on the Execution Date that is made available to SPAC, (ii) acquisitions for which the consideration is less than $10,000,000 individually or $20,000,000 in the aggregate, or (iii) the exchange or swap of Oil and Gas Properties or other related asserts in the ordinary course of business;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, such obligations of any person, or make any loans, advances or capital contributions or intentionally grant any security interest in any of its assets; provided that notwithstanding anything to the contrary in this Section 7.01, the Company or any of its subsidiaries may enter into a reserve-based lending facility on arms-length terms, so long as the maximum indebtedness incurred thereunder does not exceed $90,000,000;

(viii) incur any capital expenditure or obligations or liabilities in respect thereof, except (i) for those contemplated on Section 7.01(b)(viii) of the Company Disclosure Schedule, (ii) capital expenditures not contemplated on Section 7.01(b)(viii) of the Company Disclosure Schedule that are under $40,000,000 in the aggregate, and (iii) capital expenditures to repair damage from casualty events or otherwise required on an emergency basis, provided that the Company shall notify SPAC of such emergency expenditure as promptly as reasonably practicable;

(ix) enter into, renew or amend in any material respect any Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Interested Party Transaction);

(x) materially amend (other than reasonable amendments in the ordinary course of business or amendments made in connection with any Transactions) any accounting or cash management policies or procedures, other than as required by GAAP;

(xi) amend any material Tax Return; change any material method of Tax accounting; make, change or rescind any material election relating to Taxes; settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes; surrender any right to claim a Tax refund; or enter into any Tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes);

(xii) close or materially reduce the activities of the Company and its Subsidiaries (taken as a whole);

(xiii) adopt or enter into, amend or terminate any Employee Benefit Plan, except in the ordinary course of business or as required by law;

(xiv) make any material payment with respect to an Interested Party Transaction;

(xv) enter into any material new line of business outside of the businesses currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement; or

(xvi) enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Any action taken, or omitted to be taken, by the Company or its Subsidiaries to the extent that such act or omission is required to comply with any Law, order, directive, pronouncement or guideline issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 or any other pandemic or public health crisis shall in no event be deemed to constitute a breach of this Section 7.01 and any action taken, or omitted to be taken, to the extent reasonably determined by the Company to be necessary and advisable in response to COVID-19, after reasonably consulting with SPAC, shall not be deemed to constitute a breach of this Section 7.01.

SECTION 7.02 Conduct of Business by the SPAC Parties. Except as expressly contemplated or permitted by any other provision of this Agreement or any Transaction Document and except as required by applicable Law, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with Article X and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), SPAC shall, and shall cause HoldCo and Merger Sub to, conduct their business in the ordinary course of business and in a manner consistent with past practice. Without limitation of the foregoing, except as expressly contemplated or permitted by any other provision of this Agreement or any Transaction Document and as required by applicable Law, none of the SPAC Parties shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement in accordance with Article X, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(a) amend or otherwise change SPAC’s Organizational Documents, HoldCo’s Organizational Documents, Merger Sub’s Organizational Documents or form any subsidiary of SPAC other than HoldCo and Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests, other than redemptions from the Trust Fund that are required pursuant to SPAC’s Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Ordinary Shares or SPAC Warrants, the HoldCo Interests or the Merger Sub Interests, except for payments from the Trust Fund pursuant to the exercise of Redemption Rights;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the SPAC Parties, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the SPAC Parties;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money or obligations of another person or persons, issue or sell any debt securities or warrants or other rights to acquire any debt securities of SPAC or its subsidiaries, as applicable;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the Execution Date, as agreed to by its independent accountants;

(h) amend any material Tax Return; change any material method of Tax accounting; make, change or rescind any material election relating to Taxes; settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes; surrender any right to claim a Tax refund; or enter into any Tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes);

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of the SPAC Parties;

(j) amend or modify the Trust Agreement or any other agreement related to the Trust Account, the SPAC Warrant Agreement or SPAC’s Organizational Documents, or seek any approval from SPAC shareholders with respect to any such change, modification or amendment in a manner that is materially adverse to the Company;

(k) waive, release, assign, settle or compromise any Action;

(l) adopt or enter into any Employee Benefit Plan; or

(m) enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

SECTION 7.03 Claims Against Trust Account. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company agrees on behalf of itself, the Company Subsidiaries and their Representatives, that, notwithstanding any other provision contained in this Agreement, none of the Company, the Company Subsidiaries and their Representatives, now has, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). The Company acknowledges and agrees on behalf of itself, the Company Subsidiaries and their Representatives, that SPAC has established the Trust Account for the benefit of the public shareholders of SPAC, which holds proceeds of its initial public offering. Notwithstanding any other provision contained in this Agreement, including the previous sentence, the Company hereby irrevocably waives on behalf of itself, the Company Subsidiaries and their Representatives, any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against the SPAC Parties (a) for legal relief against monies or other assets of the SPAC Parties held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (b) for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)). The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC Parties and the Sponsor to induce SPAC Parties to enter into this Agreement, and the Company further intends and understands such waiver to be enforceable against the Company and the Company Subsidiaries and persons that they have the authority to bind under applicable Law. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, to the extent SPAC prevails in such action or proceeding.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

SECTION 8.01 Financial Statements; Proxy Statement.

(a) Following the Execution Date and prior to the filing of the Registration Statement contemplated in Section 8.01(b) below (or any amendment thereto), the Company shall deliver to SPAC (i) a final copy of the Financial Statements; and (ii) each of the financial statements of the Company and the subsidiaries required to be included in the Registration Statement or any other filings to be made by SPAC with the SEC in connection with the Transactions ((i) and (ii), collectively, the “Closing Company Financial Statements”). The Closing Company Financial Statements (i) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of notes thereto), (ii) shall fairly present, in all material respects, the financial position, results of operations, shareholders’ deficit and cash flows of the Company and its subsidiaries as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments), (iii) in the case of any audited financial statements, shall be audited in accordance with the standards of the PCAOB and shall contain an unqualified report of the Company’s auditor and (iv) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) Subject to the terms of this Section 8.01(b), SPAC (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement (as defined below) contained therein, the “Registration Statement”) in connection with the Domestication and the registration under the Securities Act of the Surviving PubCo Class A Common Stock to be issued pursuant to this Agreement, which Registration Statement will also contain a proxy statement (the “Proxy Statement”) to be sent to the shareholders of SPAC relating to the SPAC Shareholders’ Meeting to adopt and approve the SPAC Proposals and other matters reasonably related to the SPAC Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its affiliates, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq. SPAC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement. As promptly as practicable after the date on which the SEC confirms orally or in writing, that it has no further comments on the Registration Statement or that it does not intend to review the Registration Statement, SPAC shall cause the Registration Statement to become effective and mail the Proxy Statement to its shareholders. Each of SPAC and the Company shall furnish all information concerning it or any of its subsidiaries as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement.

(c) No filing of, or amendment or supplement to the Registration Statement will be made by SPAC without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Registration Statement will be made by SPAC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(d) SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to the SPAC Parties, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement, SPAC shall promptly inform the Company.

(e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Company shall promptly inform SPAC.

SECTION 8.02 Meeting.

(a) SPAC Shareholders’ Meeting. SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided that SPAC may (or, upon the receipt of a reasonable request to do so from the Company, shall) postpone or adjourn the SPAC Shareholders’ Meeting pursuant to Section 8.02(c) or to otherwise take actions consistent with SPAC’s obligations pursuant to Section 8.08 of this Agreement. SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. Subject to Section 8.02(b), the SPAC Board shall recommend to the SPAC shareholders that they approve the SPAC Proposals (the “SPAC Board Recommendation”) and shall include the SPAC Board Recommendation in the Proxy Statement.

(b) SPAC Board Change in Recommendation. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (any of the foregoing actions, a “SPAC Board Change in Recommendation”), other than in the event the SPAC Board determines in good faith, after consultation with its outside legal counsel, at any time prior to, but not after, obtaining the SPAC Shareholder Approval, that a SPAC Intervening Event has occurred and that, as a result thereof, a failure to make a SPAC Board Change in Recommendation would reasonably be expected to be a breach by the SPAC Board of its fiduciary obligations to the SPAC shareholders under applicable Law; provided that the SPAC Board will not be entitled to make, or agree or resolve to make, a SPAC Board Change in Recommendation unless (i) SPAC delivers to the Company a written notice (a “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that a SPAC Intervening Event has occurred and that a failure to make a SPAC Board Change in Recommendation would reasonably be expected to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (it being acknowledged that any SPAC Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (it being understood that any material development with respect to a SPAC Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of a five (5) Business Day) period from the date of such notice), the “SPAC Intervening Event Notice Period”), after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the SPAC Intervening Event Notice Period, offered to SPAC, the SPAC Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a SPAC Board Change in Recommendation would reasonably be expected to be a breach of its fiduciary duties under applicable Law; provided further that, if requested by the Company, during the SPAC Intervening Event Notice Period and prior to making a SPAC Board Change in Recommendation, SPAC will, and will cause its Representatives to, negotiate in good faith with the Company and its Representatives during the SPAC Intervening Event Notice Period to make such revisions or adjustments to the terms and conditions of this Agreement so as to obviate the need for a SPAC Board Change in Recommendation.

(c) SPAC may postpone, suspend or adjourn the SPAC Shareholders’ Meeting on one or more occasions after the date for which the SPAC Shareholders’ Meeting was originally scheduled upon the good faith determination by the SPAC Board that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the SPAC Shareholder Approval, (ii) obtain a quorum if one is not present at any then scheduled SPAC Shareholders’ Meeting, (iii) ensure that any supplement or amendment to the Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law is provided to the SPAC shareholders with adequate time for review prior to the SPAC Shareholders’ Meeting, or (iv) with the Company’s prior written consent; provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii), or (iii) above, the SPAC Shareholders’ Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) Business Days after the date that such matters are resolved.

SECTION 8.03 Access to Information; Confidentiality.

(a) Subject to applicable Law and without limitation of the parties’ obligations under the Non-Disclosure Agreement, from the date of this Agreement until the Effective Time, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, key employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor the SPAC Parties shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate a contract to which such person is party, contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), or involve invasive environmental sampling, testing, or drilling.

(b) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with applicable Law.

SECTION 8.04 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with Article X, the parties hereto shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the capital stock or equity interests (including by way of initial public offering) or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s Subsidiaries other than with the other parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 8.04. Each party shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. If a party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than 48 hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transactions that prohibits such party from considering such inquiry or proposal, but only, in the case of SPAC, to the extent not inconsistent with the fiduciary duties of the SPAC Board. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.04 by a party or any of its subsidiaries or its or their affiliates or Representatives shall be deemed to be a breach of this Section 8.04 by such party.

SECTION 8.05 Employee Benefits Matters.

(a) Prior to the effectiveness of the Registration Statement, the Company may enter into employment agreements with each of the individuals set forth on Section 8.05(a) of the Company Disclosure Schedule (the “Employment Agreements”), which Employment Agreements shall: (i) be effective as of the Closing, and subject to prior approval by SPAC; and (ii) contain market terms for a public company of similar size and industry to the Company.

(b) The provisions of this Section 8.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits.

SECTION 8.06 Directors’ and Officers’ Indemnification.

(a) To the fullest extent permitted by Law, the limited liability company agreement of the Company following the Transactions shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Company LLC Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. The parties further agree that with respect to the provisions of the Organizational Documents of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six years from the Closing, Surviving PubCo and the Company shall indemnify and hold harmless each present and former director and officer of the Company and the Company Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under applicable Law and the Company LLC Agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) To the fullest extent permitted by Law, the certificate of incorporation and bylaws of Surviving PubCo following the Transactions shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the current SPAC Articles of Association, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of SPAC, unless such modification shall be required by applicable Law. For a period of six years from the Closing, Surviving PubCo shall indemnify and hold harmless each present and former director and officer of SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Articles of Association (prior to the Domestication), the Surviving PubCo Certificate of Incorporation or the Surviving PubCo Bylaws in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six years from the Effective Time, Surviving PubCo shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the directors’ and officers’ liability insurance policy applicable to the Company and the Company Subsidiaries and their respective directors and officers on terms not less favorable than the terms of such current insurance coverage.

(d) Prior to the Effective Time, SPAC shall purchase a prepaid “tail” policy (“SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies. If SPAC elects to purchase such a SPAC Tail Policy prior to the Closing, Surviving PubCo shall maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Closing and continue to honor Surviving PubCo’s obligations thereunder.

(e) On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of Surviving PubCo, which indemnification agreements shall continue to be effective following the Closing.

(f) For a period of six years from the Effective Time, each of the SPAC Parties agree that it shall indemnify and hold harmless Sponsor and each present and former director, officer, equity holder and affiliate of Sponsor, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(g) In the event Surviving PubCo, the Company, HoldCo or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Surviving PubCo, the Company and HoldCo, as the case may be, shall assume all of the obligations set forth in this Section 8.06.

(h) The persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 8.06 are intended to be third party beneficiaries of this Section 8.06. This Section 8.06 shall survive the consummation of the Transactions contemplated by this Agreement and shall be binding on all successors and assigns thereof.

SECTION 8.07 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party hereto becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

SECTION 8.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 5.05(a) necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Except as required by applicable Law, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Except as required by applicable Law, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 8.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Effective Time (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 8.09 shall prevent (a) SPAC or the Company and/or its respective affiliates from publishing any press release or public announcement that is substantively consistent with public statements set forth in (i) the initial press release, (ii) other press releases published by the Company and/or its respective affiliates prior to the date of this Agreement, or (iii) previously consented to by the other party in accordance with this Section 8.09, (b) SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Merger, Transactions to their investors and prospective investors that is substantively consistent with public statements set forth in (i) the initial press release, (ii) other press releases published by the Company and/or its respective affiliates prior to the date of this Agreement, or (iii) previously consented to by the other party in accordance with this Section 8.09, or (c) the Company and its affiliates from furnishing customary or other reasonable information concerning the Merger and the Transactions to their respective members, managers, limited partners, and advisory or similar committees.

SECTION 8.10 Stock Exchange Listing. SPAC and the Company will use their reasonable best efforts to cause all shares of Surviving PubCo Class A Common Stock outstanding immediately following the Closing and all shares of Surviving PubCo Class A Common Stock issuable upon the exercise of the HoldCo Holder Redemption Right and the SPAC Public Warrants to be approved for listing an Approved Exchange. During the period from the Execution Date until the Closing, SPAC will use its reasonable best efforts to keep the SPAC Units, SPAC Ordinary Shares and SPAC Public Warrants listed for trading on an Approved Exchange.

SECTION 8.11 Trust Account. As of the Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC following the payment by the Trustee of the SPAC Shareholder BCA Redemption Amount.

SECTION 8.12 Tax Matters.

(a) For U.S. federal (and any applicable state or local) income Tax purposes, each of the Company and the SPAC Parties hereby agree to treat (and, if applicable, to cause its affiliates to treat) certain portions of the Transactions as follows:

(i) (A) The Domestication shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (B) this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code;

(ii) (A) HoldCo shall be treated as a continuation of the Company as a partnership (the “Continuing Partnership”), (B) SPAC shall be treated as contributing property to the Continuing Partnership under Section 721(a) of the Code, (C) the receipt by any Company Member of HoldCo Units in the Merger shall be disregarded, with such Company Member continuing to hold equity interests of the Continuing Partnership, and (D) the receipt by any Company Member of Surviving PubCo Class A Common Stock in the Merger shall be treated as the transfer by such Company Member of equity interests in the Continuing Partnership to SPAC in exchange for such Surviving PubCo Class A Common Stock;

(iii) The Surviving PubCo Class C Common Stock and the HoldCo Holder Redemption Rights shall be treated as having a fair market value equal to zero dollars ($0) at the Effective Time; and

(iv) Any rights of a Company Member to receive payments under the Tax Receivable Agreement in connection with the exercise of a HoldCo Holder Redemption Right shall be treated as received by such Company Member upon such exercise as additional consideration for the HoldCo Units exchanged in the applicable redemption (and, for the avoidance of doubt, shall not be treated as consideration received in the Merger).

To the extent applicable, the tax treatment described in Section 8.12(a) is referred to as the “Intended Tax Treatment.” Each of the Company and the SPAC Parties shall (and, if applicable, shall cause its affiliates to) use reasonable best efforts to (i) cause the Transactions to qualify for the Intended Tax Treatment, (ii) take no action (whether or not otherwise permitted under this Agreement), which action would prevent or impede, or that would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment, (iii) prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment, and (iv) not take any action or position inconsistent with the Intended Tax Treatment in any Tax Return, Tax-related Action or otherwise for Tax purposes, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, if any opinion relating to the Intended Tax Treatment is required in connection with the filing of the Registration Statement or any other required disclosure in respect thereof, then (i) to the extent such opinion or disclosure relates to the Company or any of its direct or indirect owners, the Company shall use commercially reasonable efforts to cause such opinion to be provided by a nationally recognized tax advisor of the Company, and (ii) to the extent such opinion or disclosure relates to SPAC or any of its direct or indirect owners, SPAC shall use commercially reasonable efforts to cause such opinion to be provided by a nationally recognized tax advisor of SPAC. Each of the parties shall, and shall cause is respective affiliates to, cooperate in connection with the delivery of any such opinion, including by providing any customary representation letters that may be reasonably requested by any such tax advisor. Notwithstanding anything to the contrary in this Agreement, none of the parties or their respective Tax advisors are obligated to provide any Tax opinion other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income Tax considerations of the Transactions included in the Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any party’s advisors be a condition precedent to the Transactions.

(b) Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including any associated penalties and interest) incurred in connection with this Agreement and the Transactions will be borne and paid by HoldCo.

(c) Upon request, SPAC shall (and after the Closing, Surviving PubCo shall) (and shall cause its affiliates to) exercise commercially reasonable efforts to provide to the pre-Closing holders of SPAC Ordinary Shares and SPAC Warrants all information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) as a result of SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, and (ii) under Section 367(b) of the Code and the Treasury Regulations thereunder as a result of the Domestication.

(d) At the Closing, (i) the Company shall deliver to Surviving PubCo a statement described in Treasury Regulations Section 1.1445-11T(d)(2)(i), and (ii) each Company Member that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Surviving PubCo a duly executed IRS Form W-9.

SECTION 8.13 Post-Closing Directors and Officers. Subject to the terms of SPAC’s Organizational Documents, the Surviving PubCo Certificate of Incorporation and the Surviving PubCo Bylaws, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) The board of directors of Surviving PubCo (the “Surviving PubCo Board”) shall consist of five (5) directors, which shall be divided into three classes, designated Classes I, II and III (with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of one (1) director), and all whom shall be designated by the Company Members. The Surviving PubCo Board shall comply with existing requirements of the Exchange Act, the applicable exchange on which the Surviving PubCo elects to list and the Sarbanes Oxley Act of 2022.

(b) SPAC and the Company shall take all action necessary, including causing the officers of SPAC to resign, so that the individuals serving as officers of the Company immediately prior to the Closing will be the individual serving as officers of Surviving PubCo immediately after the Closing.

SECTION 8.14 Payment of Expenses at Closing.

(a) If the Closing shall occur, then in connection with the Closing, Surviving PubCo shall:

(i) use an aggregate of $5,750,000, in the following order, (i) pay, or cause to be paid, SPAC Transaction Expenses; (ii) pay Sponsor the amount remaining after payment of SPAC Transaction Expenses in clause (i) above necessary to repay in full and terminate any outstanding loans or other obligations owed by SPAC or Surviving PubCo to Sponsor; and (iii) pay Sponsor the remaining amount after the payments in clauses (i) and (ii) above as consideration for the repurchase of Sponsor’s private placement shares; and

(ii) pay or cause to be paid the Company Transaction Expenses.

(b) As set forth in the A&R Sponsor Letter Agreement and the Investor Letter Agreements:

(i) Sponsor shall be responsible for the payment of any and all SPAC Transaction Expenses or other payments required by the SPAC in connection with Closing that are not paid by Surviving PubCo at Closing, assuming that Surviving PubCo has up to $5,750,000 to pay SPAC Transaction Expenses pursuant to Section 8.14(a) above; and

(ii) the Sponsor Related Parties, the NRA Parties and the Anchor Investors acknowledged that upon the payments by Surviving PubCo in Section 8.14(a)(i) above, together with the retention by the Sponsor Related Parties, NRA Parties and Anchor Investors of an aggregate of 1,400,000 shares of Surviving PubCo Class A Common Stock at Closing, all SPAC Liabilities, including all loans or other obligations owed by SPAC or Surviving PubCo to the NRA Parties, the Anchor Investors or the Sponsor Related Parties, including any Sponsor Advances and the Sponsor Note, shall be deemed paid in full, satisfied and terminated.

SECTION 8.15 SPAC Board of Directors. SPAC shall take all action necessary to cause each of the directors and officers of SPAC set forth on Section 8.15 of the SPAC Disclosure Schedule to resign, conditioned upon and effective as of the Closing.

SECTION 8.16 Company Member Approval. The Company shall, in a manner in compliance with applicable Law, solicit, and deliver to SPAC, the Company Requisite Approval via written consent (the “Written Consent”) as soon as practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective.

SECTION 8.17 Section 16 Matters. Prior to the Effective Time, the parties hereto and their respective boards of directors, or appropriate committees of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, as applicable, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the acquisition of shares of Surviving PubCo Class A Common Stock pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Surviving PubCo following the Effective Time shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

SECTION 8.18 Equity Financing. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article X, SPAC and the Company may, but shall not be required to, enter into and consummate subscription agreements with investors relating to an Equity Financing; provided that such Equity Financing shall be on financing terms and conditions acceptable to the Company. If the Company elects to seek an Equity Financing, the Company and SPAC shall, and shall cause their respective Representatives to, use their respective commercially reasonable efforts to cooperate with each other and their respective Representatives in connection with such Equity Financing and use their respective commercially reasonable efforts to cause such Equity Financing to occur.

ARTICLE IX.

CONDITIONS

SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company and the SPAC Parties to consummate the Merger and the other Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) of the following conditions:

(a) SPAC Shareholders’ Approval. The Required SPAC Shareholder Approval shall have been obtained.

(b) No Order. There shall not (i) be in force any Law, regulation, judgment, decree, executive order or award entered by any Governmental Authority enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Law, regulation, judgment, decree, executive order or award has jurisdiction over the parties hereto with respect to the Merger and the Transactions, or (ii) have been adopted following the Execution Date any Law that would result in the consummation of the Merger and the Transactions being illegal or otherwise prohibited.

(c) Stock Exchange Listing. All shares of Surviving PubCo Class A Common Stock outstanding as of Closing and all shares of Surviving PubCo Class A Common Stock issuable upon the exercise of the HoldCo Holder Redemption Right and the SPAC Public Warrants shall be listed on an Approved Exchange (as if it were a new initial listing by an issuer and had never been listed prior to Closing) as of the Closing Date subject to official notice of issuance.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purposes shall have been initiated or threatened by the SEC and not withdrawn.

(e) Company Approval. The Company Members shall have approved the Merger and the other Transactions in accordance with the Company LLC Agreement (the “Company Requisite Approval”).

SECTION 9.02 Conditions to the Obligations of the SPAC Parties The obligations of the SPAC Parties to consummate the Merger and the other Transactions is subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company and Company Subsidiaries contained in (i) Section 5.01, Section 5.02, Section 5.04, Section 5.05(a)(i) and Section 5.23 shall each be true and correct in all material respects as of the Execution Date and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date); (ii) Section 5.03 shall be true and correct in all respects (other than de minimis exceptions) as of the Execution Date and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects, other than de minimis exceptions, as of such specified date), and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Execution Date and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by the Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement that is continuing.

(e) Closing Deliveries. The Company shall have delivered or caused to be delivered (or will deliver or cause to be delivered at Closing) to SPAC the documents and deliveries set forth in Section 4.04.

SECTION 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the SPAC Parties contained in (i) Section 6.01, Section 6.02, Section 6.05(a)(i), Section 6.13 and Section 6.16 shall each be true and correct in all material respects as of the Execution Date and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 6.03 shall be true and correct in all respects (other than de minimis exceptions) as of the Execution Date and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects, other than de minimis exceptions, as of such specified date); and (iii) the other provisions of Article VI shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Execution Date and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. The SPAC Parties shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred after the Execution Date that is continuing.

(e) Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to SPAC immediately prior to the Closing, and all such funds released from the Trust Account shall be available for immediate use to SPAC in respect of all or a portion of the payment obligations set forth in Section 8.11 and the payment of SPAC’s fees and expenses incurred in connection with this Agreement and the Transactions.

(f) BCA Redemption Offer. SPAC shall have completed the redemption of SPAC Ordinary Shares in connection with the BCA Redemption Offer in accordance with SPAC’s Organizational Documents.

(g) Closing Deliveries. The SPAC Parties shall have delivered (or will deliver at Closing) to the Company the documents and deliveries set forth in Section 4.04(b), in each case, duly executed as applicable.

(h) Resignation of Directors and Officers. At or prior to the Closing, the directors and officers of SPAC shall have resigned, effective as of or prior to the Closing.

(i) A&R Sponsor Letter Agreement. Each of the covenants and other obligations of each of the parties to the A&R Sponsor Letter Agreement required under the A&R Sponsor Letter Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto (or any representative on any party’s behalf) shall have threatened (orally or in writing) (i) that the A&R Sponsor Letter Agreement is not valid, binding and in full force and effect, (ii) that any other party is in breach of or default under the A&R Sponsor Letter Agreement or (iii) to terminate the A&R Sponsor Letter Agreement.

(j) Investor Letter Agreements. Each of the covenants and other obligations of each of the parties to the Investor Letter Agreements required under the Investor Letter Agreements to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto (or any representative on any party’s behalf) shall have threatened (orally or in writing) (i) that any of the Investor Letter Agreements is not valid, binding and in full force and effect, (ii) that any other party is in breach of or default under any Investor Letter Agreement or (iii) to terminate any of the Investor Letter Agreements.

(k) Domestication. The Domestication shall have been completed as provided in Section 2.02.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01 Termination. This Agreement may be terminated may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Closing shall not have occurred prior to December 15, 2024 (the “Outside Date”);

(c) by either SPAC or the Company if any Governmental Authority in the United States or Italy shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either SPAC or the Company if any of the Required SPAC Proposals shall fail to receive the Required SPAC Shareholder Approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting in accordance with the terms of this Agreement); provided, however, that this Agreement may not be terminated under this Section 10.01(d) by or on behalf of SPAC if, directly or indirectly, through its affiliates, SPAC is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of the condition set forth in Section 9.01(a);

(e) by either SPAC or the Company if the Registration Statement shall not have been filed on or prior to July 15, 2024; provided, however, that this Agreement may not be terminated under this Section 10.01(e) by or on behalf of either SPAC or the Company if, directly or indirectly, through its affiliates, the party seeking to terminate this Agreement under this Section 10.01(e) is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure to file the Registration Statement on or prior to July 15, 2024;

(f) by SPAC upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and the SPAC Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 10.01(f) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of (i) 30 days after notice of such breach is provided by SPAC to the Company and (ii) the Outside Date;

(g) by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of the SPAC Parties set forth in this Agreement, or if any representation or warranty of the SPAC Parties shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by the SPAC Parties, the Company may not terminate this Agreement under this Section 10.01(g) for so long as the SPAC Parties continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of (i) 30 days after notice of such breach is provided by SPAC to the Company and (ii) the Outside Date;

(h) by the Company, if the SPAC Units, SPAC Ordinary Shares or SPAC Public Warrants cease to be listed for trading on an Approved Exchange prior to Closing; or

(i) by the SPAC, within two Business Days following the receipt of (A) the Required SPAC Shareholder Approval and (B) receipt of evidence of the satisfaction of each of the Closing conditions set forth in Section 9.01 and Section 9.03 (other than those conditions which were previously waived by the Company in writing in accordance with this Agreement), if:

(i) the Company Requisite Approval is not obtained (or if previously obtained, then revoked) within two Business Days following the receipt of (A) the Required SPAC Shareholder Approval and (B) receipt of evidence of the satisfaction of each of the Closing conditions set forth in Section 9.01 and Section 9.03 (other than those conditions which were previously waived by the Company in writing in accordance with this Agreement); or

(ii) each of the following occur: (A) the Company intentionally and materially breaches its pre-Closing covenants in Article VII and Article VIII (it being clarified that where a covenant is subject to a materiality threshold, the least stringent materiality threshold applicable to such covenant shall be disregarded for the purpose of this Section in order to avoid double materiality) (such intentional material breach, an “Intentional Breach”), (B) such Intentional Breach was not waived by SPAC in accordance with this Agreement, and (C) such Intentional Breach occurs or remains uncured following the receipt of (1) the Required SPAC Shareholder Approval and (2) receipt of evidence of the satisfaction of each of the Closing conditions set forth in Section 9.01 and Section 9.03 (other than those conditions which were previously waived by the Company in writing in accordance with this Agreement); provided that such Intentional Breach has not been waived by SPAC.

SECTION 10.02 Termination Fee. Notwithstanding the foregoing, in the event that SPAC validly terminates this Agreement pursuant to Section 10.01(i) (such termination, a “Qualifying Termination Event”), then the Company shall pay SPAC a breakup fee equal to $1,000,000 in cash within three Business Days following receipt by the Company of prior written notice from SPAC of its intent to terminate this Agreement on account of a Qualifying Termination Event.

SECTION 10.03 Effect of Termination. Subject to Section 10.02 above, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except that the termination of this Agreement shall not affect any liability on the part of any party for willful breach of any covenant or agreement set forth in this Agreement prior to such termination, or Fraud; provided that this Section 10.03, Section 10.04 and Article XI (and any corresponding definitions set forth in Article I) shall survive termination of this Agreement.

SECTION 10.04 Expenses. Subject to Section 8.14, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

SECTION 10.05 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.06 Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of the SPAC Parties, (ii) waive any inaccuracy in the representations and warranties of the SPAC Parties contained herein or in any document delivered by SPAC pursuant hereto, and (iii) waive compliance with any agreement of the SPAC Parties or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC Parties: Swiftmerge Acquisition Corp. 4318 Forman Ave Toluca Lake, CA 91602 Attn.: [xxx] Email: [xxx]	if to the Company: c/o AleAnna Energy, LLC 300 Crescent Court, Suite 1860 Dallas, TX 75201 Attention: [xxx] Email: [xxx]

with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Attention: Mark Selinger, Gary Emmanuel, and

Grant J. Levine

Email: Mark.Selinger@gtlaw.com; Gary.Emmanuel@gtlaw.com;

levineg@gtlaw.com

and

Meitar Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608, Israel

Attn.: David Chertok

Email: dchertok@meitar.com

with a copy (which will not constitute notice) to:

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, Texas 75201

Attention: Jennifer Wisinski and J. Brent Beckert

Email: Jennifer.Wisinski@haynesboone.com; Brent.Beckert@haynesboone.com

SECTION 11.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability in respect thereof or relating thereto), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI, and any corresponding definitions set forth in Article I.

SECTION 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04 Entire Agreement; Assignment. This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.03(a), all prior agreements and undertakings both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than, for the avoidance of doubt, the Non-Disclosure Agreement). This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 and Section 11.11 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court in New Castle County; provided that if jurisdiction is not then available in any such Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

SECTION 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus 20 Business Days; or (ii) such other time period established by the court presiding over such Action.

SECTION 11.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents or the Transactions, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 11.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation, any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or the Transactions or their negotiation, execution, performance, or breach, except with respect to willful misconduct or Fraud against the person who committed such willful misconduct or Fraud to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.11.

SECTION 11.12 Relationship of the Parties. This Agreement shall not create and it is not the purpose or intention of the parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the parties for any purpose.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SWIFTMERGE ACQUISITION CORP.

By:	/s/ George Jones
Name:	George Jones
Title:	Chairman of the Board

SWIFTMERGE MERGER SUB LLC

By:	/s/ George Jones
Name:	George Jones
Title:	Chairman of the Board

SWIFTMERGE HOLDCO LLC

By:	/s/ George Jones
Name:	George Jones
Title:	Chairman of the Board

Signature Page to

Agreement and Plan of Merger

COMPANY:

ALEANNA ENERGY, LLC

By:	/s/ William Dirks
Name:	William Dirks
Title:	Chief Executive Officer

Signature Page to

Agreement and Plan of Merger